Exhibit 99.1

AMENDED AND RESTATED
CREDIT AND SECURITY AGREEMENT
by and among
CITIZENS BANK, NATIONAL ASSOCIATION
as Bank
and
GSE SYSTEMS, INC.
GSE PERFORMANCE SOLUTIONS, INC.

as Borrower

May 11, 2018

AMENDED AND RESTATED
 CREDIT AND SECURITY AGREEMENT
THIS AMENDED AND RESTATED CREDIT AND SECURITY AGREEMENT (as amended from time to time, this "Agreement") is made as of the 11th day of May, 2018, by and among GSE SYSTEMS, INC., a Delaware corporation ("Parent"), GSE PERFORMANCE SOLUTIONS, INC., a Delaware corporation ("GSE Performance" and with Parent and any other Person that becomes a Borrower after the Closing Date, jointly and severally the "Borrower"), and CITIZENS BANK, NATIONAL ASSOCIATION (together with its successors and assigns, "Bank").  Borrower and Bank agree, under seal, as follows:
BACKGROUND
A. Pursuant to the terms of that certain Credit and Security Agreement, dated as of December 29, 2016 (as the same may have been amended, renewed, replaced, or supplemented from time to time prior to the Closing Date, the "Original Credit Agreement"), by and among Borrower and Bank, the Bank agreed to provide a revolving line of credit (the "RLOC") to Borrower in an amount not to exceed $5,000,000 (the "RLOC Amount") to fund the short term working capital needs of the Borrower and Guarantor and for the issuance of Letters of Credit.
B. On the Closing Date, the Bank will provide, in addition to the RLOC, a delayed draw term loan facility (the "Term Loan Facility") to Borrower in the original principal amount of $25,000,000 (the "Delayed Draw Term Loan Commitment") to fund Permitted Acquisitions by Borrower and Guarantor.
C. By this Agreement, Borrower and Bank amend and restate the Original Credit Agreement in its entirety as of the Closing Date.
ARTICLE 1
 DEFINITIONS
Section 1.1. Definitions.  When used in this Agreement, the following terms shall have the respective meanings set forth below.
1.1.1.  "Accounts Receivable" means all of the accounts receivable of Borrower and Guarantor, in the aggregate, now existing or hereafter created or added, including without limitation "Accounts" as defined in the Uniform Commercial Code of any applicable jurisdiction.
1.1.2. "Acquisition" means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition by Borrower or Guarantor of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisi-tion by Borrower or Guarantor of in excess of fifty percent (50%) of the Shares of any Person or otherwise causing any Person to become a Subsidiary of the Borrower or (c) a merger, consolidation or any other combination with another Person into Borrower or Guarantor.

1.1.3.  "Advance" means a borrowing under the RLOC in accordance with Section 2.4 hereof or the payment of a draw on a Letter of Credit.
1.1.4. "Affiliate" means as to any Person, each other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with the Person in question. For purposes of this definition, "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities, by contract, or otherwise.
1.1.5. "Agreement" has the meaning set forth in the Preamble of this Agreement.
1.1.6. "Anti-Terrorism Laws" means any Laws relating to terrorism or money laundering, including Executive Order No. 13224, the Trading with the Enemy Act, the USA PATRIOT Act, the Laws comprising or implementing the Bank Secrecy Act and the Laws administered by the United States Treasury Department's Office of Foreign Asset Control (as any of the foregoing Laws may from time to time be amended, renewed, extended or replaced).
1.1.7. "Applicable Margin" has the meaning ascribed to such term in the Pricing Addendum.
1.1.8. "Availability Amount" means as of any date of determination, an amount equal to the sum of (a) the RLOC Amount minus (b) the outstanding principal balance of any Advances plus the aggregate amount available to be drawn on outstanding Letters of Credit.
1.1.9. "Bank" has the meaning set forth in the Preamble of this Agreement.
1.1.10. "Bank Expenses" means all reasonable and documented out-of-pocket fees, costs, and expenses (including reasonable attorneys' fees and expenses) for preparing, amending, negotiating, administering, defending and enforcing the Credit Documents (including, without limitation, those incurred in connection with appeals or insolvency proceedings) or otherwise incurred with respect to Borrower or Guarantor.
1.1.11. "Bank Indebtedness" means all obligations and Indebtedness of Borrower and Guarantor to Bank, whether now or hereafter owing or existing, under (i) the Credit Documents, (ii) any cash management, depository or treasury products,  or (iii) any Swap Obligation with the Bank entered in connection with the Credit Documents.
1.1.12. "BB&T Letter of Credit" means that certain letter of credit issued by BB&T on behalf of Borrower which remains outstanding on the Closing Date.
1.1.13. "Blocked Person" has the meaning set forth in Section 4.20 hereof.

1.1.14. "Borrower" has the meaning set forth in the Preamble of this Agreement.
1.1.15. "Borrower Representative" means Parent or any other individual Borrower that the Borrower may designate to Bank, in writing from time to time, as the Person authorized to submit a Borrowing Notice on behalf of Borrower.
1.1.16.  "Borrowing Notice" means the certificate in the form attached hereto as Exhibit A to be delivered by Borrower to Bank.
1.1.17. "Business Day" has the meaning ascribed to such term in the Pricing Addendum.
1.1.18. "Capital Expenditures" means all expenditures which, in accordance with GAAP, would be classified as capital expenditures.
1.1.19. "Capital Lease" means any lease with respect to which the obligation for rental payments is required to be capitalized on a balance sheet of the lessee in accordance with GAAP.
1.1.20. "Capital Lease Obligations" means, collectively, all obligations to pay rent or other amounts with respect to a Capital Lease.
1.1.21. "Closing Date" means May 11, 2018.
1.1.22. "Code" means the Internal Revenue Code of 1986, as amended from time to time, and all rules and regulations with respect thereto in effect from time to time.
1.1.23. "Collateral" has the meaning set forth in Section 3.2 hereof.
1.1.24. "Commodity Exchange Act" means the Commodity Exchange Act (7 U.S.C. Section 1 et seq.), as amended from time to time and any successor statute.
1.1.25. "Compliance Certificate" has the meaning specified in Section 8.1 hereof.

1.1.26. "Consolidated Adjusted EBITDA" means, for any period, Consolidated Net Income for such period plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of (a) income tax expense, (b) interest expense, amortization or write-off of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness (including the Loan), (c) depreciation and amortization expense, (d) amortization of intangibles (including, but not limited to, goodwill) and organization costs, (e) any extraordinary, unusual or non-recurring non-cash expenses or losses including impairment charges to goodwill and assets classified as discontinued operations, (f) any cash expenditures for extraordinary, unusual or non-recurring costs, expenses, charges or losses not to exceed $1,000,000 over any period of four (4) fiscal quarters of the Borrower and its Subsidiaries (including, without limitation, charges incurred in connection with Permitted Acquisitions and unusual or non-recurring operating expenses directly attributable to the implementation of cost savings initiatives, severance costs, relocation costs, integration costs, restructuring costs, other business optimization expenses or reserves, signing costs, retention or completion bonuses, transition costs, costs related to closure/consolidation of facilities or of discontinued operations and curtailments or modifications to pension and post-retirement employee benefit plans), (g) costs, fees and expenses incurred in connection with Permitted Acquisitions or the incurrence, amendment or modification of Indebtedness permitted under this Agreement (including a refinancing thereof), in each case, whether or not successful, (h) any costs, fees and expenses associated with any acquisition, investments, disposition or equity issuance not prohibited by this Agreement, (i) any non-cash losses associated with any disposition not prohibited by this Agreement, (j) any non-cash loss attributable to the mark-to-market movement in the valuation of obligations pursuant to Hedging Contracts, and (k) any non-cash charges related to any deferred compensation plans and minus, (i) to the extent included in the statement of such Consolidated Net Income for such period, the sum of (1) interest income, (2) any extraordinary, unusual or non-recurring income or gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on the sales of assets outside of the ordinary course of business), (3) income tax credits (to the extent not netted from income tax expense), (4) any non-cash gain attributable to the mark-to-market movement in the valuation of obligations pursuant to Hedging Contracts, (5) any cash payments related to any deferred compensation plans, (6) any non-cash gains associated with any disposition not prohibited by this Agreement, and (7) any other non-cash income and (ii) any cash payments made during such period in respect of items described in clause (e) above subsequent to the fiscal quarter in which the relevant non-cash expenses or losses were reflected as a charge in the statement of Consolidated Net Income, all as determined on a consolidated basis; provided, however, that Borrower and Bank shall agree on deemed "Consolidated Adjusted EBITDA" for Subsidiaries acquired by Borrower in a Permitted Acquisition at the time of such Permitted Acquisition for the purpose of calculating "Consolidated Adjusted EBITDA" for the three (3) fiscal quarters following such Permitted Acquisition and thereafter, the actual Consolidated Net Income of Subsidiaries acquired by Borrower in Permitted Acquisitions shall be used for purposes of calculating the financial covenants set forth herein.
1.1.27. "Consolidated Cash Interest Charges" means, with respect to the Borrower and its Subsidiaries determined on a consolidated basis, for the applicable period, the total (without duplication), in Dollars, of (all as determined in accordance with GAAP) the sum of (or difference between):  (a) aggregate cash payments of interest for the applicable period, including interest paid on the Bank Indebtedness, and any other cash payments of interest on any other Indebtedness for the applicable period (but excluding, to the extent included in cash payments of interest, (i) prepayment penalties, (ii) fees paid in connection with the Bank Indebtedness, and (iii) underwriting, commitment and arranging fees), plus (b) the portion of Capital Lease Obligations that is treated as interest in accordance with GAAP for the applicable period, plus (c) the net amount payable (or less the net amount receivable) under any Hedging Contract for the applicable period.

1.1.28. "Consolidated Net Income" means, for any period, the consolidated net income (or loss) of the Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP.
1.1.29. "Consolidated Working Capital" means, as of any date of determination, current assets (excluding cash and cash equivalents), less current liabilities (excluding, to the extent included in current liabilities, Advances and the Current Portion of Long Term Debt), all as determined as of such date for Borrowers and its Subsidiaries in accordance with GAAP.
1.1.30. "Credit Documents" means, collectively, this Agreement, the Note, each Guaranty, the Security Agreement, the Perfection Certificate, the Financing Statement, any Intellectual Property Security Agreement, the Pledge Agreement and any other agreements, documents, instruments and writings hereafter existing, creating, evidencing, guarantying, securing or relating to any of the liabilities of Borrower or Guarantor to the Bank in connection with this Agreement, together with all amendments, modifications, renewals or extensions thereof.
1.1.31. "Cure Amount" means, with respect to a Failed Testing Period, the minimum amount that, if added to the calculation of Consolidated Adjusted EBITDA for such Failed Testing Period, would have resulted in the Borrower complying with the Failed Financial Covenant (or Failed Financial Covenants) for such Failed Testing Period, as set forth in Section 7.3 hereof.
1.1.32. "Cure Contribution" has the meaning ascribed to such term in Section 7.3 of this Agreement.
1.1.33. "Current Portion of Long Term Debt" means, for any applicable Measurement Period, the amount of principal payments which were scheduled to be due and payable on Indebtedness for borrowed money in such Measurement Period (whether or not paid), to the extent the original term of such Indebtedness is longer than twelve (12) months; provided, however, that current portions of long term Indebtedness does not include the outstanding principal balance of the RLOC.
1.1.34. "Default" means an event, condition or circumstance the occurrence of which would, with the giving of notice or the passage of time, or both, constitute an Event of Default.
1.1.35. "Default Rate" has the meaning set forth in Section 2.3 hereof.
1.1.36. "Delayed Draw Term Loans" means the amounts borrowed by Borrower in accordance with Section 2.2 hereof.
1.1.37. "Delayed Draw Term Loan Commitment" has the meaning set forth in the Background of this Agreement.

1.1.38. "Delayed Draw Term Loan Commitment Termination Date" means the earlier of (i) November 11, 2019 or (ii) the date on which the  Delayed Draw Term Loan Commitment is terminated pursuant to Section 2.5 or Section 9.2 hereof.
1.1.39. "Delayed Draw Term Loan Note" means the delayed draw term note, dated as of the Closing Date, of the Borrower payable to the order of the Bank, as the same may be amended, renewed, replaced, or supplemented from time to time, evidencing the Delayed Draw Term Loan.
1.1.40. "Distributions" means (i) dividends or payments of any kind in respect of earnings allocated to Equity Interests in Borrower and (ii) redemptions or repurchases of any such Equity Interests.
1.1.41. "Dollars" or "$" means the lawful currency of the United States.
1.1.42.  "Environmental Control Statutes" means any federal, state, county, regional or local laws governing the control, storage, removal, spill, release or discharge of Hazardous Substances, including without limitation CERCLA, the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and the Hazardous and Solid Waste Amendments of 1984, the Federal Water Pollution Control Act, as amended by the Clean Water Act of 1976, the Hazardous Materials Transportation Act, the Emergency Planning and Community Right to Know Act of 1986, the National Environmental Policy Act of 1975, the Oil Pollution Act of 1990, any similar or implementing state law, and in each case including all amendments thereto and all rules and regulations promulgated thereunder and permits issued in connection therewith.
1.1.43. "Equity Interests" mean any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation or interests in a limited liability company, any and all partnership interests in a partnership (general or limited), any and all equivalent ownership interests in a Person (other than a corporation, limited liability or partnership) and any and all warrants or options to purchase any of the foregoing.
1.1.44. "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, any successor statute of similar import, and all rules and regulations with respect thereto in effect from time to time.
1.1.45. "ERISA Affiliate" means any Person that is a member of any group or organization within the meaning of Code sections 414(b), (c), (m) or (o) of which Borrower is a member.
1.1.46.  "Event of Default" means an event described in Section 9.1 hereof.

1.1.47. "Excess Cash Flow" means with respect to the Borrower and its Subsidiaries on a consolidated basis, for any applicable period of determination, in each case, determined in accordance with GAAP, (a) the sum of, without duplication (i) Consolidated Net Income, (ii) interest expense, (iii) any provision for income taxes, and (iv) depreciation expense and amortization expense, minus (b) the sum of, without duplication, (i) the aggregate amount of income taxes paid in cash, (ii) cash interest expense deducted in determining Consolidated Net Income, (iii) the aggregate amount of permanent principal payments of Indebtedness, including, without limitation, permanent repayments of the principal component of Capital Lease Obligations, (iv) the aggregate amount of all Unfinanced Capital Expenditures, (v) any other Distribution paid in cash to the extent permitted under this Agreement, and (vi) the change in Consolidated Working Capital measured as of the last day of such period by comparison with Consolidated Working Capital on the first day of such period.
1.1.48. "Executive Order No. 13224" means the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.
1.1.49. "Failed Financial Covenant" has the meaning ascribed to such term in Section 7.3 of this Agreement.
1.1.50. "Failed Testing Period" has the meaning ascribed to such term in Section 7.3 of this Agreement.
1.1.51. "Financing Statement" means each UCC-1 financing statement naming Borrower or Guarantor (as applicable), as debtor, and Bank, as secured party.
1.1.52. "Fixed Charge Coverage Ratio" means the ratio resulting from dividing (a) Consolidated Adjusted EBITDA for the most recent Measurement Period minus the aggregate cash Unfinanced Capital Expenditures minus the aggregate amount of federal, state, local and foreign income, value added, franchise, use or equivalent income type tax expense paid in cash (including any state single business unitary and similar taxes imposed in lieu of income taxes) for the applicable period to the extent deducted in the determination of Consolidated Adjusted EBITDA minus the aggregate amount of any Distributions, by (b) the sum of Current Portion of Long Term Debt for the most recent Measurement Period plus scheduled maturities of Capital Leases (to the extent not included in Current Portion of Long Term Debt) plus Consolidated Cash Interest Charges for the most recent Measurement Period.
1.1.53. "Funded Indebtedness" means the consolidated Indebtedness of Borrower and its Subsidiaries advanced and outstanding (and, for the avoidance of doubt, shall not include outstanding Letters of Credit or the BB&T Letter of Credit in each case which have not been drawn).
1.1.54. "GAAP" means generally accepted accounting principles as in effect in the United States of America set forth in the Opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants and in statements of the Financial Accounting Standards Board and in such other statements by such other entity as Bank may reasonably approve, which are applicable in the circumstances as of the date in question; and such principles observed in a current period shall be comparable in all material respects to those applied in a preceding period.

1.1.55. "GSE RUS" means General Simulation Engineering RUS, LLC, a Russian limited liability company, owned as a joint venture as of the Closing Date 50% by Borrower.
1.1.56. "Guarantor" means (a) Hyperspring, LLC, a Delaware limited liability company, (b) Absolute Consulting, Inc., a Delaware corporation, (c) True North Consulting LLC, a Colorado limited liability company, and (d) any Person which becomes a Guarantor after the Closing Date.
1.1.57. "Guaranty" means, collectively, each Guaranty and Suretyship Agreement executed and delivered to the Bank by each Guarantor from time to time, as each may be amended from time to time.
1.1.58. "Hazardous Substance" means petroleum products and items defined in the Environmental Control Statutes as "hazardous substances", "hazardous wastes", "pollutants" or "contaminants" and any other toxic, reactive, corrosive, carcinogenic, flammable or hazardous substance or other pollutant.
1.1.59. "Hedging Contract" means any rate or currency swap, cap or collar agreement or any other agreement designed to hedge risk with respect to interest rate or currency fluctuations, whether or not pursuant to a Master Agreement.
1.1.60. "Indebtedness" of a Person at a particular date means (a) all obligations for borrowed money, (b) all obligations evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations in respect of letters of credit, bankers acceptances, interest rate swaps, or other financial products, (c) all obligations as a lessee under Capital Lease Obligations, (d) all obligations or liabilities of others secured by a Lien on any asset of a Person or its Subsidiaries, irrespective of whether such obligation or liability is assumed, (e) all obligations to pay the deferred purchase price of assets (other than trade payables incurred in the ordinary course of business and repayable in accordance with customary trade practices), (f) all obligations with respect to Hedging Contracts and (g) any obligation guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted, or sold with recourse) any obligation of any other Person that constitutes Indebtedness under any of clauses (a) through (f) above.
1.1.61. "Initial Closing Date" means December 29, 2016.
1.1.62. "Intellectual Property Security Agreement" means, collectively, each Intellectual Property Security Agreement executed and delivered by Borrower or Guarantor in favor of Bank from time to time, as each same may be amended from time to time.
1.1.63. "IntelliQlik" means IntelliQlik, LLC, a Delaware limited liability company, owned as a joint venture as of the Closing Date 50% by Borrower.
1.1.64. "Inventory" means all of the inventory of Borrower and Guarantor, in the aggregate, now existing or hereafter created or added, including without limitation "Inventory" as defined in the Uniform Commercial Code of any applicable jurisdiction.

1.1.65. "Late Charge" has the meaning set forth in Section 2.3 hereof.
1.1.66. "Law" means any law (including common law), constitution, statute, treaty, regulation, rule or, ordinance, including the interpretation or administration thereof by any governmental body charged with the enforcement, interpretation or administration thereof, and any opinion, release, ruling, order, injunction, writ, decree, bond, judgment, authorization or approval, lien or award of or settlement agreement with any governmental body.
1.1.67. "Letter of Credit" has the meaning set forth in Section 2.1.3. hereof.
1.1.68. "Letter of Credit Issuance Fee" means a fee equal to the face amount of each Letter of Credit upon issuance multiplied by the applicable percentage set forth below under the "Issuance Fee Percentage" column, based upon the Leverage Ratio as of the most recently ended fiscal quarter of Borrower:
Leverage Ratio	Issuance Fee Percentage
Category l Greater than or equal to 2.5 to 1.0.	2.0%
Category 2 Less than 2.5 to 1.0, but greater than or equal to 1.75 to 1.0.	1.75%
Category 3 Less than 1.75 to 1.0, but greater than or equal to 1.0 to 1.0.	1.5%
Category 4 Less than 1.0 to 1.0.	1.25%

1.1.69. "Leverage Ratio" means the Funded Indebtedness divided by Consolidated Adjusted EBITDA for the most recently ended fiscal quarter of Borrower.
1.1.70. "Lien" means any mortgage, deed of trust, pledge, hypothecation, assignment, security interest, lien (whether statutory or otherwise), charge, claim or encumbrance, or preference, priority or other security agreement or preferential arrangement held or asserted in respect of any asset of any kind or nature whatsoever including any conditional sale or other title retention agreement, any lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement under the UCC or comparable law of any jurisdiction; provided that in no event shall an operating lease in and of itself be deemed a Lien.
1.1.71. "Loan" means any amount or portion thereof outstanding under the RLOC or the Term Loan Facility.

1.1.72.  "Master Agreement" means an ISDA Master Agreement, as in effect from time to time, including all schedules, confirmations and other documents delivered thereunder, pursuant to which the Borrower and the Bank may from time to time hereafter enter into interest rate hedging transactions.
1.1.73. "Material Adverse Effect" means either singly or in the aggregate, the occurrence of any event, condition, circumstance or proceeding that materially and adversely affects the financial condition or operations of the Borrower or Guarantor taken as a whole, as reasonably determined by Bank.
1.1.74. "Measurement Period" means, at any date of determination, the most recently completed four (4) fiscal quarters of Borrower.
1.1.75. "Note" means collectively: (i) the RLOC Note and (ii) the Delayed Draw Term Loan Note.
1.1.76. "Original Credit Agreement" has the meaning set forth in the Background of this Agreement.
1.1.77. "PBGC" means the Pension Benefit Guaranty Corporation, or any successor thereto.
1.1.78. "Perfection Certificate" means the Perfection Certificate, dated as of the Closing Date, delivered by Borrower and Guarantor to Bank in connection with this Agreement, as the same may be amended, renewed, replaced, or supplemented from time to time.
1.1.79. "Permitted Acquisition" means any Acquisition by a Borrower or Guarantor of a Target, which Target is located or domiciled in the United States, so long as each of the following conditions shall have been satisfied:
(a) (1) the Borrower shall have notified Bank of such proposed Acquisition at least thirty (30) days prior to the consummation of such Acquisition and furnished to Bank at least thirty (30) days prior to the consummation of such Acquisition (or, in each case, such shorter period to which the Bank may approve) an executed term sheet and/or letter of intent (setting forth in reasonable detail the terms and conditions of such Acquisition) and, at the request of Bank, the Borrower shall have furnished to Bank such other information and documents that Bank may reasonably request, including, without limitation, diligence materials, executed counterparts of the respective agreements, documents or instruments pursuant to which such Acquisition is to be consummated (including, without limitation, any related management, non-compete, employment, option or other material agreements), any schedules to such agreements, documents or instruments and all other material ancillary agreements, instruments and documents to be executed or delivered in connection therewith, (2) if requested by Bank, the Borrower shall have furnished to Bank environmental site assessments prepared by a qualified firm reasonably acceptable to Bank, in form and substance reasonably satisfactory to Bank, (3) the Borrower shall have furnished to Bank pro forma financial statements of Borrower and its Subsidiaries after giving effect to the consummation of such Acquisition or a quality of earnings report for the Target, and (4) the Borrower shall have furnished to Bank a certificate signed by Borrower's manager or chief financial officer demonstrating on a pro forma basis for the most recent twelve (12) month period then ended (for which financial statements have been delivered to Bank) compliance with the covenants set forth in Article 7 hereof after giving effect to the consummation of such Acquisition;

(b) the Borrower and its Subsidiaries (including any new Subsidiary) shall execute and deliver the agreements, instruments and other documents required by Section 6.26 hereof;
(c) such Acquisition shall not be hostile and shall have been approved by the board of directors (or other similar body) and/or the stockholders or other equityholders of the Target;
(d) no Default or Event of Default shall then exist or would exist after giving effect to the consummation of such Acquisition;
(e) after giving effect to such Acquisition, the Leverage Ratio, determined with respect to Target using Pro Forma Acquisition EBITDA, shall not exceed 2.50 to 1.0;
(f) after giving effect to such Acquisition, the sum of the Borrower's and Guarantor's cash and cash equivalents plus the Availability Amount shall be at least $5,000,0000; and
(g) the total consideration paid or payable (including, without limitation, all transaction costs consolidated balance sheet of the Borrower and its Subsidiaries as a result of, and after giving effect to, such Acquisition and the maximum amount of all deferred payments, including earnouts) (i) for all Acquisitions shall not exceed $10,000,000 in the aggregate and (ii) for any single Acquisition shall not exceed $7,500,000, or such greater amount as shall be approved by Bank in its sole discretion; for the avoidance of doubt, the acquisition of True North Consulting LLC on the Closing Date is a "Permitted Acquisition".
1.1.80. "Permitted Indebtedness" means:
(a) Indebtedness owing to Bank, including under the Credit Documents and any Hedging Contract;
(b) Indebtedness constituting obligations under Capital Leases assumed in connection with any Permitted Acquisition not to exceed $100,000 at any time outstanding;
(c) unsecured Indebtedness in respect of performance, surety or appeal bonds provided in the ordinary course of business, but excluding (in each case) Indebtedness incurred through the borrowing of money in respect thereof;
(d) Indebtedness consisting of seller notes, earn-out obligations and other contingent or deferred consideration incurred in connection with a Permitted Acquisition;

(e) obligations under a guaranty of Indebtedness of Borrower or Guarantor otherwise permitted hereunder;
(f) Indebtedness owed to any Person providing worker's compensation, health, disability or other employee benefits or property, casualty or liability insurance to Borrower or its Subsidiaries incurred in connection with such Person providing such benefits or insurance pursuant to customary reimbursement and indemnification obligations to such Person;
(g) Indebtedness consisting of unsecured intercompany loans and advances made (i) by or among a Borrower or Guarantor, on the one hand, to a Borrower or Guarantor, on the other hand, or (ii) by Borrower or Guarantor, on the one hand, to any Subsidiary that is not a Borrower or Guarantor, not to exceed $1,000,000 in the aggregate at any time outstanding; provided that in each case of clauses (i) and (ii), (x) at any time that such Indebtedness in an aggregate amount in excess of $250,000 is outstanding, the applicable borrower under such Indebtedness shall have executed and delivered one or more promissory notes to evidence all such intercompany Indebtedness owing at any time by such borrower, which promissory notes shall be in form and substance satisfactory to the Bank and shall be pledged and delivered to the Bank pursuant to the Credit Documents as Collateral; and (y) the obligations of Borrower or Guarantor under all such promissory notes shall be subordinated to the obligations hereunder in a manner satisfactory to the Bank;
(h) Indebtedness owing in respect of credit cards or similar arrangements with an aggregate outstanding balance at any time not to exceed $25,000; and
(i) foreign currency hedging in the ordinary course of business related to signed commitments or orders denominated in foreign currencies (and not for speculative purposes).
1.1.81. "Permitted Liens" means:
(a) Liens in favor of the Bank, including under the Credit Documents;
(b) Liens arising by operation of law in favor of carriers, warehousemen, mechanics, materialmen and landlords incurred in the ordinary course of business for amounts not yet overdue or being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been established on its books;
(c) Liens incurred or deposits made in the ordinary course of business in connection with worker's compensation, unemployment insurance or other forms of governmental insurance or benefits, or to secure performance of tenders, statutory obligations, bids, leases or other similar obligations (other than for borrowed money) entered into in the ordinary course of business or to secure obligations on surety, appeal or performance bonds;
(d) judgment Liens in existence for less than thirty (30) days after the entry thereof, or with respect to which execution has been stayed or the payment of which is covered in full by insurance maintained with responsible insurance companies, or which judgment Liens do not otherwise result in an Event of Default under Section 9.1.8 hereof;

(e) easements, rights-of-way, zoning restrictions, minor defects or irregularities in title and other similar encumbrances not interfering in any material respect with the value or use of the property to which such Lien is attached;
(f) Liens for taxes, assessments or other governmental charges or levies not yet due and payable, or that are being diligently contested in good faith by appropriate proceedings where the execution or enforcement of such Lien has been stayed and for which adequate reserves shall have been established;
(g) Liens arising in the ordinary course of business by virtue of any contractual, statutory or common law provision relating to banker's Liens, rights of set-off or similar rights and remedies covering deposit or securities accounts (including funds or other assets credited thereto) or other funds maintained with a depository institution or securities intermediary;
(h) any interest or title of a lessor, licensor or sublessor under any lease, license or sublease entered into by any Borrower or Guarantor in the ordinary course of its business and covering only the assets so leased, or subleased;
(i) Liens on insurance policies and the proceeds thereof securing the financing of premiums with respect thereto, to the extent permitted under Section 6.3 hereof;
(j) precautionary Uniform Commercial Code filings made by a lessor pursuant to an operating lease of Borrower or Guarantor entered into in the ordinary course of business; and
(k) other Liens with respect to which the aggregate amount of the obligations secured thereby does not exceed $50,000 at any time outstanding.
1.1.82.  "Person" means an individual, corporation, trust, limited partnership, general partnership, limited liability company or unincorporated association and any government agency, department or political subdivision thereof.
1.1.83. "Plan" means any pension benefit or welfare benefit plan as defined in sections 3(1), (2) or (3) of ERISA maintained or sponsored by, contributed to, or covering employees of, Borrower or any ERISA Affiliate.
1.1.84. "Pledge Agreement" means collectively, each Pledge Agreement executed and delivered from time to time by Borrower or Guarantor to Bank, as each may be amended from time to time.
1.1.85.  "Pricing Addendum" means the Pricing Addendum (LIBOR) attached hereto as Exhibit C and incorporated herein by reference, as amended, modified or restated from time to time.

1.1.86. "Prime Rate" has the meaning ascribed in the Pricing Addendum.
1.1.87. "Pro Forma Acquisition EBITDA" means Consolidated Adjusted EBITDA (calculated in the same manner as Consolidated Adjusted EBITDA) attributable to the Target of each Permitted Acquisition (with such pro forma adjustments for excess owner's compensation, owner's personal expenses and other scheduled expense reductions as determined by Bank, all as are directly attributable to such Permitted Acquisition, reasonably identifiable, expected to be realized within twelve (12) months of the date of such Permitted Acquisition, and otherwise reasonably acceptable to the Bank based upon data presented to the Bank to its reasonable satisfaction) consummated during the one (1) year period preceding the date of determination calculated solely for a number of months immediately preceding the consummation of the applicable Permitted Acquisition, which number equals twelve (12) minus the number of months following the consummation of the applicable Permitted Acquisition for which financial statements of Borrower and its Subsidiaries have been delivered to the Bank hereunder.
1.1.88. "Qualified ECP Obligor" means, in respect of any Swap Obligations, Borrower that has total assets exceeding $10,000,000.00 at the time the relevant guaranty or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other Person as constitutes an "eligible contract participant" under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another Person to qualify as an "eligible contract participant" at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
1.1.89. "Refinancing Indebtedness" means refinancings, renewals or extensions of Indebtedness, so long as such refinancings, renewals or extensions do not result in (a) an increase of the principal amount of such Indebtedness (other than by the amount of the reasonable fees and expenses incurred in connection therewith), or (b) a shortening of the average weighted maturity of such Indebtedness.
1.1.90. "Regulation D" means Regulation D of the Board of Governors of the Federal Reserve System, comprising Part 204 of Title 12, Code of Federal Regulations, as amended from time to time, and any successor thereto.
1.1.91.  "Release" means any spill, leak, emission, discharge, release or the pumping, pouring, emptying, disposing, injecting, escaping, leaching or dumping of a Hazardous Substance.
1.1.92.  "RLOC" has the meaning set forth in the Background of this Agreement.
1.1.93. "RLOC Amount" has the meaning set forth in the Background of this Agreement.
1.1.94.  "RLOC Note" means the revolving line of credit note, dated as of the Initial Closing Date, of the Borrower payable to the order of the Bank, as the same may be amended, renewed, replaced, or supplemented from time to time, evidencing the RLOC.

1.1.95. "Sanctioned Country" means a county subject to a sanctions program maintained by (i) the U.S. Treasury Department/Office of Foreign Assets Control, (ii) the U.S. Treasury Department/Financial Crimes Enforcement Network, (iii) the U.S. State Department Directorate of Defense Trade Controls, (iv) the U.S. Commerce Department/Bureau of Industry and Security, (v) the U.S. Internal Revenue Service, (vi) the U.S. Justice Department or (vii) the U.S. Securities and Exchange Commission.
1.1.96. "Security Agreement" means the Security Agreement, dated as of the Closing Date, made by Guarantor in favor of Bank, as may be amended from time to time.
1.1.97.  "Shares" of any corporation means any and all shares of capital stock of such corporation of any class or other shares, interests, participation or other equivalents (however designated) in the capital of such corporation.
1.1.98.  "Subsidiary" means any direct or indirect subsidiary entity of a Borrower, whether now existing or hereafter formed or acquired.
1.1.99. "Swap Obligation" means, with respect to any Borrower, any obligation to pay or perform under any agreement, contract or transaction that constitutes a "swap" within the meaning of section 1a(47) of Commodity Exchange Act.
1.1.100.  "Target" means any other Person or business unit or asset group of any other Person acquired or proposed to be acquired in an Acquisition.
1.1.101. "Term Loan Facility" has the meaning set forth in the Background of this Agreement.
1.1.102. "Termination Date" means the earlier of (i) May 11, 2023 or (ii) the date on which the RLOC and Term Loan Facility are terminated pursuant to Section 2.5 or Section 9.2 hereof.
1.1.103.  "USA PATRIOT Act" means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.
1.1.104. "Unfinanced Capital Expenditures" means, for any period, Capital Expenditures made from the Borrower's or Guarantor's funds or the RLOC; provided, however that "Unfinanced Capital Expenditures" shall not include Capital Expenditures made from other funds provided by the Bank or other financial institutions.
1.1.105. "Unused Fee Percentage" means the applicable percentage set forth below under the "Unused Fee Percentage" column, based upon the Leverage Ratio as of the most recently ended fiscal quarter of Borrower:

Leverage Ratio	Unused Fee Percentage
Category l Greater than or equal to 2.5 to 1.0.	0.30%
Category 2 Less than 2.5 to 1.0, but greater than or equal to 1.75 to 1.0.	0.25%
Category 3 Less than 1.75 to 1.0, but greater than or equal to 1.0 to 1.0.	0.20%
Category 4 Less than 1.0 to 1.0.	0.15%

Section 1.2. Rules of Construction, Interpretation.
1.2.1. GAAP.  Except as otherwise provided herein, financial and accounting terms used in the foregoing definitions or elsewhere in this Agreement, shall be defined in accordance with GAAP.  Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, the same shall be done in accordance with GAAP, to the extent applicable, except where such principles are inconsistent with the requirements of this Agreement.
1.2.2. Directly or Indirectly.  Where any provision in this Agreement refers to action to be taken by any Person, or that such person is prohibited from taking, such provision shall be applicable whether the action in question is taken directly or indirectly by such Person.
1.2.3. Plural / Singular. Except as otherwise provided herein, capitalized terms used in the foregoing definitions or elsewhere in this Agreement that are defined in the singular may also be used in the plural and any such terms which are defined in the plural may also be used in the singular.
1.2.4. Uniform Commercial Code.  Except as otherwise provided herein, capitalized terms used in the foregoing definitions or elsewhere in this Agreement that are defined in the Uniform Commercial Code, including without limitation, "Accounts," "Account Debtor," "Documents," "Instruments," "Investment Property", "Equipment", "General Intangibles," and "Chattel Paper" shall have the respective meanings ascribed to such terms in the Uniform Commercial Code as in effect in the State of Delaware from time to time ("UCC").
ARTICLE 2
 RLOC AND TERM LOAN FACILITY
Section 2.1. The RLOC.  From time to time prior to the Termination Date, subject to the provisions below, the Bank shall make Advances to Borrower under the RLOC, which Borrower shall pay and may reborrow, so long as the aggregate amount of Advances outstanding under the RLOC at any one time shall not exceed the Availability Amount.

2.1.1. Promissory Note.  The Indebtedness of the Borrower to the Bank under the RLOC is evidenced by the RLOC Note.  The original principal amount of the RLOC Note will be the amount of the RLOC; provided, however, that notwithstanding the face amount of the RLOC Note, Borrower's liability under the RLOC Note shall be limited at all times to its actual indebtedness, principal, interest and fees in respect of the RLOC then outstanding hereunder.
2.1.2. Use of Proceeds.  The RLOC shall be used solely to support the Borrower's and Guarantor's short term working capital needs, for the issuance of Letters of Credit and to pay Bank Expenses and other fees, expenses and costs associated with the Credit Documents.
2.1.3. Overadvances.  If, at any time, the sum of the outstanding principal amount of any Advances exceeds the RLOC Amount, Borrower shall immediately pay to Bank in cash an amount equal to such excess (such excess, an "Overadvance").  Without limiting the Borrower's obligation to repay Bank any Overadvance, Borrower agrees to pay Bank interest on the outstanding amount of any Overadvance, on demand, at the Default Rate.
2.1.4. Letters of Credit.  The Borrower may request that the Bank, in lieu of cash advances under the RLOC, issue standby letters of credit (individually, a "Letter of Credit" and collectively, the "Letters of Credit") in an aggregate amount not to exceed the Availability Amount, in no event having expiration dates more than one (1) year after the Termination Date.  The availability of Advances shall be reduced by the face amount of each Letter of Credit issued and outstanding (whether or not drawn).  Each payment by the Bank under a Letter of Credit shall, in the Bank's discretion, constitute an advance of principal under the RLOC and shall be evidenced by the RLOC Note.  Upon (a) an Event of Default or Default or (b) the Termination Date, Borrower shall, on demand, deliver to Bank good funds equal to one hundred three percent (103%) of Bank's maximum liability under all outstanding Letters of Credit, to be held as cash collateral for the Borrower's obligations hereunder. The Letters of Credit shall be governed by the terms of this Agreement and by one or more reimbursement agreements, in form and content satisfactory to the Bank, executed by the Borrower in favor of the Bank.  Each request for the issuance of a Letter of Credit must be accompanied by the Borrower's execution of an application on the Bank's standard forms, together with all supporting documentation.  Each Letter of Credit will be issued in the Bank's sole discretion and in a form acceptable to the Bank.  As a condition to the issuance of each Letter of Credit, the Borrower shall pay the Letter of Credit Issuance Fee for such Letter of Credit, together with such other customary fees, commissions and expenses therefor as shall be required by the Bank.
2.1.5. Interest and Principal Payments.
(a) Interest on the outstanding principal amount of the RLOC shall accrue pursuant to the provisions of the Pricing Addendum.  Interest shall be calculated on the basis of the actual number of days elapsed over a year of three hundred sixty (360) days.  Notwithstanding anything contained herein to the contrary, all of the provisions contained in the Pricing Addendum shall apply to the RLOC.  In the event that there are any inconsistencies between the terms of this Agreement and the terms contained in the Pricing Addendum, the terms contained in the Pricing Addendum shall control.

(b) Commencing on the first Interest Payment Date after the Closing Date and on each consecutive Interest Payment Date thereafter, a payment shall be made to Bank equal to the sum of accrued interest on the outstanding principal balance of the RLOC.
(c) The entire unpaid principal amount of the RLOC, together with accrued and unpaid interest thereon and all other amounts payable in connection with the RLOC, shall be due and payable in full on the Termination Date.
All capitalized terms used in this Section 2.1.5 and not otherwise defined in this Agreement shall have the meanings ascribed to such terms in the Pricing Addendum.
Section 2.2. The Delayed Draw Term Loan.  From time to time prior to the Delayed Draw Term Loan Commitment Termination Date, subject to the terms and conditions of this Agreement, the Bank shall make Delayed Draw Term Loans to Borrower in an aggregate principal amount not to exceed the Delayed Draw Term Loan Commitment.
2.2.1. Promissory Note.  The Indebtedness of the Borrower to the Bank under the Term Loan Facility is evidenced by the Delayed Draw Term Loan Note.  The original principal amount of the Delayed Draw Term Loan Note will be the amount of the Delayed Draw Term Loan Commitment; provided, however, that notwithstanding the face amount of the Delayed Draw Term Loan Note, Borrower's liability under the Delayed Draw Term Loan Note shall be limited at all times to its actual indebtedness, principal, interest and fees in respect of the Term Loan Facility then outstanding hereunder.
2.2.2. Use of Proceeds.  The Term Loan Facility shall be used solely to fund Permitted Acquisitions by the Borrower or Guarantor and to pay fees, expenses and costs associated with a Permitted Acquisition, including in connection with compliance with Section 6.26 hereof.
2.2.3. Interest, Principal, and Excess Cash Flow Payments.
(a) Interest on the outstanding principal amount of the Term Loan Facility shall accrue pursuant to the provisions of the Pricing Addendum.  Interest shall be calculated on the basis of the actual number of days elapsed over a year of three hundred sixty (360) days.  Notwithstanding anything contained herein to the contrary, all of the provisions contained in the Pricing Addendum shall apply to the Term Loan Facility.
(b) Commencing on the first Interest Payment Date after the disbursement of a Delayed Draw Term Loan and on each consecutive Interest Payment Date thereafter, a payment shall be made to Bank equal to the sum of (i) accrued interest on the outstanding principal balance of the Term Loan Facility and (ii) principal payments in accordance with the amortization period selected by Borrower in the Borrowing Notice delivered to Bank for such Delayed Draw Term Loan.  The amortization period selected by Borrower shall not exceed ten (10) years.
(c) The entire unpaid principal amount of the Term Loan Facility, together with accrued and unpaid interest thereon and all other amounts payable in connection with the Term Loan Facility, shall be due and payable in full on the Termination Date.

2.2.4. Excess Cash Flow Payments.  If (a) any Delayed Draw Term Loan is amortizing over a period longer than five (5) years and (b) the Leverage Ratio determined as of the most recently ended fiscal quarter of Borrower exceeds 1.75 to 1.0, Borrower shall pay Bank within one hundred twenty (120) days after the end of Borrower's fiscal year, fifty percent (50%) of Excess Cash Flow for such fiscal year. Payments of Excess Cash Flow shall be applied to repay the Term Loan Facility pursuant to Section 2.7 hereof.
Section 2.3. Late Charge and Default Rate.  Notwithstanding the foregoing, if the Borrower fails to make any payment of principal, interest or other amount coming due pursuant to the provisions of this Agreement or the Note within ten (10) calendar days of the date due and payable, the Borrower also shall pay to the Bank a late charge equal to five percent (5.0%) of the amount of such payment (the "Late Charge").  Such ten (10) day period shall not be construed in any way to extend the due date of any such payment.  Upon maturity, whether by acceleration, demand or otherwise, and at the Bank's option upon the occurrence of any Event of Default and during the continuance thereof, the Note shall bear interest at a rate that shall be three percentage points (3.0%) in excess of the interest rate in effect from time to time under the Note but not more than the maximum rate allowed by law (the "Default Rate").  The Default Rate shall continue to apply whether or not judgment shall be entered on this Agreement or the Note.  Both the Late Charge and the Default Rate are imposed as liquidated damages for the purpose of defraying the Bank's expenses incident to the handling of delinquent payments, but are in addition to, and not in lieu of, the Bank's exercise of any rights and remedies hereunder, under the other Credit Documents or under applicable law, and any fees and expenses of any agents or attorneys which the Bank may employ.  In addition, the Default Rate reflects the increased credit risk to the Bank of carrying a loan that is in default.  The Borrower agrees that the Late Charge and Default Rate are reasonable forecasts of just compensation for anticipated and actual harm incurred by the Bank, and that the actual harm incurred by the Bank cannot be estimated with certainty and without difficulty.
Section 2.4. Advances and Delayed Draw Term Loans.
2.4.1. Borrower shall give the Bank prior written notice not later than two o'clock (2:00) p.m., on the second Business Day prior to the date of a requested Advance or Delayed Draw Term Loan.  Any such notice shall be in the form of the Borrowing Notice, shall be certified by the Borrower Representative, and shall set forth the aggregate amount of the requested Advance or Delayed Draw Term Loan, which shall be in multiples of $5,000 but not less than the lesser of $25,000 or the unborrowed balance of the RLOC or the Term Loan Facility, as applicable; provided, however, if Borrower and Bank enter into a cash management agreement related to the RLOC, and if any terms of this Agreement related to advance procedure conflict with the terms of such cash management agreement, the terms of such cash management system shall govern.
2.4.2. Upon receiving a request for an Advance or a Delayed Draw Term Loan in accordance with Subsection 2.4.1 above, the Bank shall, upon approval of such request and, if applicable, the related Permitted Acquisition, promptly make the requested Advance or Delayed Draw Term Loan available to Borrower (A) by crediting such amount to Borrower's deposit account with the Bank on the day of the requested Advance or Delayed Draw Term Loan, or (B) otherwise in accordance with such instructions as have been provided by Borrower to the Bank in the Borrowing Notice.

2.4.3. Each request for an Advance or Delayed Draw Term Loan pursuant to this Section 2.4 shall be irrevocable and binding on the Borrower.  With respect to any Advance or Delayed Draw Term Loan, Borrower shall indemnify the Bank against any loss, cost or expense incurred by the Bank as a result of any failure to fulfill on or before the date specified in such request for an Advance or Delayed Draw Term Loan the applicable conditions set forth in Article 5, including, without limitation, any loss (including loss of margin and anticipated profits), cost or expense incurred by reason of the liquidation or redeployment of deposits or other funds acquired by the Bank to fund the Advance or Delayed Draw Term Loan when such Advance or Delayed Draw Term Loan, as a result of such failure, is not made on such date, as calculated by the Bank.
Section 2.5. Termination of RLOC and Term Loan Facility.  Pursuant to Section 9.2 hereof, the Bank shall have the right to terminate the RLOC and the Term Loan Facility upon the occurrence and during the continuance of any Event of Default hereunder.  Otherwise, the RLOC and the Term Loan Facility shall terminate on the Termination Date; provided, however, (i) following the Delayed Draw Term Loan Commitment Termination Date, the Bank shall not be obligated to make any Delayed Draw Term Loans, and (ii) following the Termination Date, the Bank shall not be obligated to make any Advances or Delayed Draw Term Loans.
Section 2.6. Prepayment; Repayment.  Borrower may prepay the outstanding principal balance under the RLOC or the Term Loan Facility at any time without premium or penalty, provided that Borrower shall comply with the prepayment provisions set forth in the Pricing Addendum.  Prepayments of all or any portion of the RLOC prior to the Termination Date shall not reduce the RLOC Amount and may be re-borrowed.   Prepayments and repayments of all or any portion of the Term Loan Facility may not be re-borrowed.
Section 2.7. Payments; Application.  All payments of principal, interest, fees and other amounts due hereunder, including any prepayments thereof, shall be made by Borrower to the Bank in immediately available funds before twelve o'clock (12:00) noon on any Business Day at the office of the Bank set forth in Section 10.9 hereof or to such other office or location as the Bank from time to time so notifies Borrower.  Borrower hereby authorizes the Bank to charge any account maintained by Borrower with the Bank from time to time for all payments of principal, interest, fees and costs when due hereunder.  Any and all payments on account of the RLOC and the Term Loan Facility will be applied to accrued and unpaid interest, outstanding principal and other sums due hereunder or under the Credit Documents, in such order as Bank, in its discretion, elects.  If Borrower makes a payment or payments and such payment or payments, or any part thereof, are subsequently invalidated, declared to be fraudulent or preferential, set aside or are required to be repaid to a trustee, receiver, or any other person under any bankruptcy act, state, provincial or federal law, common law or equitable cause, then to the extent of such payment or payments, the obligations or part thereof hereunder intended to be satisfied shall be revived and continued in full force and effect as if said payment or payments had not been made.

Section 2.8. Fees.  Borrower shall pay to Bank:
2.8.1. Unused Fee.  Quarterly in arrears, an unused RLOC fee equal to the Unused Fee Percentage of the unused RLOC based on the daily average amount equal to the difference between (i) the maximum committed amount of the RLOC and (ii) the aggregate outstanding principal balance of the RLOC and the aggregate amount available to be drawn on Letters of Credit.
2.8.2. Origination Fee. On the Closing Date, a fully-earned, nonrefundable origination fee equal to $75,000.
2.8.3. Bank Expenses.  On demand, all Bank Expenses incurred through and after the Closing Date and not otherwise paid on the Closing Date.
Section 2.9. Hedging of Rate.  Provided that the Borrower has delivered to the Bank evidence that the Borrower constitutes an "eligible contract participant" under the Commodity Exchange Act or any regulations promulgated thereunder, the Borrower shall have the right to hedge the floating interest expense of the Loan by maintaining one or more Hedging Contracts with the Bank (or with another financial institution approved by the Bank in writing) in an aggregate notational amount equal to the principal balance of the Loan when the hedge is executed and providing for a fixed rate acceptable to the Bank, with the Borrower making fixed rate payments and receiving floating rate payments to offset changes in the variable interest expense of the Loan, all upon terms and subject to such conditions as shall be acceptable to the Bank (or if such transaction is with another financial institution, all upon terms and subject to such conditions as shall be approved by the Bank in writing).  Any prepayment, acceleration, reduction, increase or any change in the terms of the Loan will not alter the notional amount of any such Hedging Contracts or otherwise affect the Borrower's obligation to continue making payments under any such Hedging Contracts, which will remain in full force and effect notwithstanding any such prepayment, acceleration, reduction, increase or change, subject to the terms of such Hedging Contracts.
ARTICLE 3
 SECURITY; COLLECTION OF RECEIVABLES AND PROCEEDS OF COLLATERAL
Section 3.1. Security.  As security for the full and timely payment and performance of all Bank Indebtedness, Borrower hereby assigns and grants to Bank, as secured party, a continuing lien on and security interest in all of the following, whether now existing or hereafter acquired, including the proceeds thereof:
3.1.1. All of Borrower's present and future Accounts, deposit accounts, contract rights, Chattel Paper, Investment Property, electronic Chattel Paper, Instruments and documents and all other rights to the payment of money whether or not yet earned, for services rendered or goods sold, consigned, leased or furnished by Borrower or otherwise, together with (i) all goods (including any returned, rejected, repossessed or consigned goods), the sale, consignment, lease or other furnishings of which shall have given or may give rise to any of the foregoing, (ii) all of Borrower's rights as a consignor, consignee, unpaid vendor or other lienor in connection therewith, including stoppage in transit, set‑off, detinue, replevin and reclamation, (iii) all General Intangibles related thereto, (iv) all guaranties, mortgages, security interests, assignments, and other encumbrances on real or personal property, leases and other agreements or property securing or relating to any accounts, (v) choses‑in‑action, claims and judgments, (vi) all proceeds of any policies of insurance on Borrower's accounts receivable, (vii) any return or unearned premiums, which may be due upon cancellation of any insurance policies, and (viii) all products and proceeds of any of the foregoing.

3.1.2. All of Borrower's present and future Inventory (including but not limited to goods held for sale or lease or furnished or to be furnished under contracts for service, raw materials, work‑in‑process, finished goods and goods used or consumed in Borrower's business) whether owned, consigned or held on consignment, together with all merchandise, component materials, supplies, packing, packaging and shipping materials, and all returned, rejected or repossessed goods sold, consigned, leased or otherwise furnished by Borrower and all products and proceeds of any of the foregoing.
3.1.3. All of Borrower's present and future General Intangibles (including but not limited to tax refunds and rebates, manufacturing and processing rights, designs, patent rights and applications therefor, trademarks and registration or applications therefor, trade names, brand names, logos, inventions, copyrights and all applications and registrations therefor), licenses, permits, approvals, software and computer programs, license rights, royalties, trade secrets, methods, processes, know‑how, formulas, drawings, specifications, descriptions, label designs, plans, blueprints, patterns and all memoranda, notes and records with respect to any research and development, and all products and proceeds of any of the foregoing.
3.1.4. All of Borrower's present and future machinery, Equipment, furniture, fixtures, motor vehicles, tools, dies, jigs, molds and other articles of tangible personal property of every type together with all parts, substitutions, accretions, accessions, attachments, accessories, additions, components and replacements thereof, and all manuals of operation, maintenance or repair, and all products and proceeds of any of the foregoing.
3.1.5. All of Borrower's present and future general ledger sheets, files, records, customer lists, books of account, invoices, bills, certificates or documents of ownership, bills of sale, business papers, correspondence, credit files, tapes, cards, computer runs and all other data and data storage systems whether in the possession of Borrower or any service bureau.
3.1.6. All letters of credit now existing or hereafter issued naming Borrower as a beneficiary or assigned to Borrower, including the right to receive payment thereunder, and all documents and records associated therewith.
3.1.7. All deposits, deposit accounts, funds, instruments, documents, policies and certificates of insurance, securities, chattel paper and other assets of Borrower or in which Borrower has an interest and all proceeds thereof, now or at any time hereafter on deposit with or in the possession or control of Bank or owing by Bank to Borrower or in transit by mail or carrier to Bank or in the possession of any other Person acting on Bank's behalf, without regard to whether Bank received the same in pledge, for safekeeping, as agent for collection or otherwise, or whether Bank has conditionally released the same, and in all assets of Borrower in which Bank now has or may at any time hereafter obtain a lien, mortgage, or security interest for any reason.

Section 3.2. General.  The collateral described above in Section 3.1 hereof is collectively referred to herein as the "Collateral".  The above‑described security interests, assignments, and liens shall not be rendered void by the fact that no Bank Indebtedness exists as of any particular date, but shall continue in full force and effect until the Bank Indebtedness has been paid, and the Bank has no agreement or commitment outstanding pursuant to which the Bank may extend credit to or on behalf of Borrower.  Notwithstanding the above, the "Collateral" shall not include any of the following: (i) any General Intangible, lease, license, contract or agreement to which any Borrower  is a party, and any of its rights or interests thereunder, only and solely to the extent that a security interest therein is prohibited by or in violation of any material (x) applicable Law, or (y) term, provision or condition of any such General Intangible, lease, license, contract or agreement (unless in each case, such applicable Law, term, provision or condition would be rendered ineffective with respect to the creation of such security interest pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable Law or principles of equity), (ii) any fixed or capital assets (including equipment) owned by any Borrower that is subject to a purchase money lien or a Capital Lease Obligation permitted hereunder, if (but only to the extent that and only for so long as such purchase money Indebtedness or capital lease restricts the granting of a Lien therein to Bank) the grant of a security interest therein would constitute a violation of a valid and enforceable restriction in the related purchase money or capital lease documentation which is permitted hereunder (unless any required consents shall have been obtained), (iii) any monies, checks, securities or other items on deposit or otherwise held in deposit accounts or trust accounts specifically and exclusively used for payroll, payroll taxes, deferred compensation and other employee wage and benefit payments to or for the direct benefit of such Borrower's employees, and (iv) more than sixty-five percent (65%) of the Equity Interests of each Issuer (as defined in the Pledge Agreement) that is a "controlled foreign corporation" within the meaning of Section 957(a) of the Code directly held and owned by Parent; provided, however, that the foregoing shall cease to be treated as excluded (and shall constitute Collateral) immediately at such time as the contractual or legal prohibition shall no longer be applicable and to the extent severable, such security interest shall attach immediately to any portion of any General Intangible, lease, license, contract or agreement not subject to the prohibitions specified in (x) or (y) above.
ARTICLE 4
 REPRESENTATIONS AND WARRANTIES
Borrower represents and warrants on the Closing Date and on the date of each Borrowing Notice, for itself and Guarantor, as follows:
Section 4.1. Organization; Good Standing; Qualification.  Borrower and Guarantor are each an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation.  Borrower and Guarantor have full power and authority to execute, deliver and comply with the Credit Documents to which each is a party and to carry on their business as it is now being conducted.  Borrower and Guarantor are duly licensed or qualified as an entity in any jurisdiction where the failure to be so qualified would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 4.2. Licenses.  Borrower and Guarantor and their respective employees, servants and agents have all licenses, registrations, approvals and other authority as may be necessary to enable Borrower and Guarantor to own and operate their business and perform all services and business that Borrower and Guarantor have agreed to perform in any state, municipality or other jurisdiction, and the same are valid, binding and enforceable without any adverse limitations thereon, except where the failure to have any or all such licenses, registrations, approvals or other authority would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
Section 4.3. Investments.  Neither Borrower nor Guarantor owns any Shares or other equity interests, or has any other investment, in any Person, directly or indirectly, other than a Borrower, a Subsidiary, IntelliQlik, or GSE RUS.
Section 4.4. Accuracy of Information; Full Disclosure.
4.4.1. All financial information furnished to Bank concerning the Borrower and Guarantor in accordance with the terms of the Original Credit Agreement and this Agreement have been prepared in accordance with GAAP and fairly present, in all material respects, the financial condition of Borrower and Guarantor as of the dates and for the periods covered and there has been no material adverse change in the financial condition or business of Borrower and Guarantor considered as a whole from the date of such statements to the Closing Date; and
4.4.2. All financial statements and other documents furnished by Borrower and Guarantor to the Bank in connection with the Original Credit Agreement and this Agreement did not contain any untrue statement of material fact, or omit to state a material fact necessary in order to make the statements contained therein not misleading, as of the date such information was furnished; and
4.4.3. Borrower and Guarantor have disclosed to the Bank in writing any and all facts which the Borrower or Guarantor have knowledge after due inquiry which materially and adversely affect the business, properties, operations or condition, financial or otherwise, of Borrower and its Affiliates considered as a whole, or Borrower's or Guarantor's ability to perform its obligations under the Credit Documents.
Section 4.5. Pending Litigation or Proceedings.  There are no judgments outstanding or actions, suits or proceedings pending or, to Borrower's knowledge, threatened against or affecting Borrower or its Affiliates, at law or in equity or before or by any federal, provincial, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which if adversely determined would reasonably be expected to have a Material Adverse Effect.

Section 4.6. Due Authorization; No Legal Restrictions.  Borrower and Guarantor each has the power and authority under the laws of the jurisdiction of its formation and under its organizational documents, to enter into and perform the Credit Documents and other agreements and documents required hereunder and to which it is a party.  The execution and delivery by Borrower and Guarantor of the Credit Documents to which each is a party, the consummation of the transactions contemplated by the Credit Documents and the fulfillment and compliance with the respective terms, conditions and provisions of the Credit Documents:  (a)  have been duly authorized by all requisite action of Borrower and Guarantor and their directors, shareholders, members or equivalent; (b) will not conflict with or result in a breach of, or constitute a default (or might, upon the passage of time or the giving of notice or both, constitute a default) under, any of the terms, conditions or provisions of any applicable statute, law, rule, regulation or ordinance or Borrower's or Guarantor's organizational documents, or any indenture, mortgage, loan or credit agreement or instrument to which Borrower or Guarantor is a party or by which it may be bound or affected, or any judgment or order of any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, in each case where such breach would reasonably be expected to have a Material Adverse Effect; and (c) will not result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon the Collateral under the terms or provisions of any such agreement or instrument, except liens in favor of Bank.
Section 4.7. Enforceability.  The Credit Documents have been duly executed by Borrower and Guarantor and delivered to Bank and constitute legal, valid and binding obligations of Borrower and Guarantor, enforceable in accordance with their terms.
Section 4.8. Compliance with Laws, Agreements, Other Obligations, Orders or Governmental Regulations.  Neither Borrower nor Guarantor is in default of its organizational documents.  Neither Borrower nor Guarantor has been declared in default of the performance or observance of any of its obligations, covenants or conditions contained in any indenture or other agreement creating, evidencing or securing any Indebtedness or pursuant to which any such Indebtedness is issued, and neither Borrower nor Guarantor is in violation of or in default under any other agreement or instrument or any judgment, decree, order, statute, rule or governmental regulation, applicable to it or by which its properties may be bound or affected, in each case that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
Section 4.9. Governmental Consents, No Violations of Laws or Agreements.  No consent, approval or authorization of or designation, declaration or filing with any governmental authority on the part of Borrower or Guarantor is required in connection with the execution, delivery or performance by Borrower or Guarantor of the Credit Documents to which each is a party or the consummation of the transactions contemplated thereby, other than the filings required to perfect the Bank's security interests.
Section 4.10. Taxes.  Borrower and Guarantor have filed all tax returns which they are required to file, if any, and has paid, or made provision for the payment of, all taxes which have become due so that no Material Adverse Effect shall result from the nonpayment of taxes, except for taxes being diligently contested by appropriate proceedings for which Borrower and Guarantor have established adequate reserves.  Such tax returns are complete and accurate in all material respects.  Borrower has no knowledge of any proposed additional assessment or basis for any assessment of additional material taxes.

Section 4.11. Title to Collateral.  The Collateral is and will be owned by Borrower (or, with respect to the Collateral under and as defined under the Security Agreement, the Guarantor) free and clear of all liens and other encumbrances of any kind (including liens or other encumbrances upon properties acquired or to be acquired under conditional sales agreements or other title retention devices), excepting only Liens in favor of the Bank and as otherwise permitted by the Credit Documents.  Borrower and Guarantor will defend the Collateral against any claims of all persons or entities.
Section 4.12. Names/Addresses.  During the past five (5) years, neither Borrower nor Guarantor has been known by any names (including trade names) other than the names set forth in this Agreement and the Perfection Certificate.  The Collateral is located at the specified address(es) set forth in the Perfection Certificate.  The portions of the Collateral which are tangible property and Borrower's and Guarantor's books and records pertaining thereto will at all times be located at the specified address(es) set forth in the Perfection Certificate; or such other location determined by Borrower or Guarantor after prior notice to Bank and delivery to Bank of any items requested by Bank to maintain perfection and priority of Bank's security interests and access to Borrower's and Guarantor's books and records.
Section 4.13. Current Compliance.  Borrower and Guarantor are in compliance with all of the terms and conditions of the Credit Documents.
Section 4.14. Leases and Contracts.  Borrower and Guarantor have complied with the provisions of all leases, contracts or commitments of any kind (such as employment agreements, collective bargaining agreements, powers of attorney, distribution agreements, patent license agreements, contracts for future purchase or delivery of goods or rendering of services, bonus, pension and retirement plans or accrued vacation pay, insurance and welfare agreements) to which it is a party and is not in default thereunder, except to the extent such noncompliance is not reasonably likely to have a Material Adverse Effect.  To Borrower's knowledge, no other party is in default under any such leases, contracts or other commitments and no event has occurred which, but for the giving of notice or the passage of time or both, would constitute an event of default thereunder.
Section 4.15. Intellectual Property.  Borrower and Guarantor own or possess the irrevocable right to use all of the patents, trademarks, service marks, trade names, copyrights, licenses, franchises and permits and rights with respect to the foregoing necessary to own and operate its respective properties and to carry on their business as presently conducted and presently planned to be conducted without conflict with the rights of others.
Section 4.16. Business Interruptions.  Within five (5) years prior to the Initial Closing Date, neither the business, Collateral nor operations of Borrower or its Affiliates have been materially and adversely affected in any way by any casualty, strike, lockout, combination of workers, order of the United States of America or any state or local government, or any political subdivision or agency thereof, directed against Borrower or such Affiliates.  There are no pending or threatened labor disputes, strikes, lockouts or similar occurrences or grievances against the business being operated by Borrower or its Affiliates.

Section 4.17. ERISA.  To Borrower's knowledge, Borrower is in compliance in all material respects with all applicable provisions of ERISA and the regulations promulgated thereunder:
4.17.1. Borrower does not maintain or contribute to nor has Borrower maintained or contributed to any multiemployer plan (as defined in section 4001 of ERISA) under which Borrower or any ERISA Affiliate could have any withdrawal liability;
4.17.2. Borrower does not sponsor or maintain any Plan under which there is an accumulated funding deficiency within the meaning of section 412 of the Code, whether or not waived;
4.17.3. The aggregate liability for accrued benefits and other ancillary benefits under each Plan that is or will be sponsored or maintained by Borrower (determined on the basis of the actuarial assumptions prescribed for valuing benefits under terminating single-employer defined benefit plans under Title IV of ERISA) does not exceed the aggregate fair market value of the assets under each such defined benefit pension Plan;
4.17.4. The aggregate liability of Borrower arising out of or relating to a failure of any Plan to comply with the provisions of ERISA or the Code, will not have a Material Adverse Effect on Borrower; and
4.17.5. There does not exist any unfunded liability (determined on the basis of actuarial assumptions utilized by the actuary for the plan in preparing the most recent annual report) of Borrower under any plan, program or arrangement providing post-retirement life or health benefits.
To Borrower's knowledge, the foregoing is true and correct with respect to any ERISA Affiliate.
Section 4.18. No Extension of Credit for Securities.  Borrower is not now, nor at any time has it been engaged principally, or as one of its important activities, in the business of extending or arranging for the extension of credit, for the purpose of purchasing or carrying any "margin stock" or "margin securities" within the meaning of Regulations U, G, T or X of the Board of Governors of the Federal Reserve System; nor will the proceeds of the RLOC or the Term Loan Facility be used by Borrower directly or indirectly, for such purposes.
Section 4.19. Hazardous Wastes, Substances and Petroleum Products.
4.19.1. Borrower and Guarantor (i) have received all permits and filed all notifications required by the Environmental Control Statutes to carry on its respective business(es); and (ii) is in material compliance with all Environmental Control Statutes.
4.19.2. Borrower and Guarantor have given any written or oral notice required to the appropriate United States federal, state or local agency with regard to any actual or imminently threatened Release of Hazardous Substances on properties owned, leased or operated by Borrower or Guarantor or used in connection with the conduct of their business and operations.

4.19.3. Borrower and Guarantor have not received notice that it is potentially responsible for clean-up, remediation, costs of clean-up or remediation, fines or penalties with respect to any actual or imminently threatened Release of Hazardous Substances pursuant to any Environmental Control Statute.
Section 4.20. Anti-Terrorism Laws.
4.20.1. Neither Borrower nor any Affiliate of Borrower is in violation of any Anti-Terrorism Law or engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.  Neither Borrower nor any Affiliate of Borrower has any of its assets in any Sanctioned Country or does business in or with, nor derives any of its operating income from investments in or transactions with, any Sanctioned Country.
4.20.2. Neither Borrower nor any Affiliate of Borrower or their respective agents acting or benefiting in any capacity in connection with the RLOC or the Term Loan Facility or other transactions hereunder, is any of the following (each a "Blocked Person"):
(a) a Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224;
(b) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224;
(c) a Person or entity with which Bank is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;
(d) a Person or entity that commits, threatens or conspires to commit or supports "terrorism" as defined in the Executive Order No. 13224;
(e) a Person or entity that is named as a "specially designated national" on the most current list published by the U.S.  Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list; or
(f) a Person or entity who is affiliated or affiliated with a person or entity listed above.
Neither Borrower nor Guarantor nor, or to the knowledge of Borrower, any of its or their agents acting in any capacity in connection with the Loan or other transactions hereunder (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order No. 13224.
Section 4.21. Foreign Corrupt Practices Act.  No part of the proceeds of the RLOC or the Delayed Draw Term Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

Section 4.22. Investment Company Act.  Borrower is not directly or indirectly controlled by or acting on behalf of any person which is an "investment company" within the meaning of the Investment Company Act of 1940, as amended.
Section 4.23. Accounts Receivable.  For each Account, all statements made and all unpaid balances appearing in all invoices, instruments and other documents evidencing such Account is and shall be true and correct and all such invoices, instruments and other documents, and all of Borrower's and Guarantor's books and records are genuine and in all respects what they purport to be.  Bank may individually notify any individual Account Debtor owing Borrower or Guarantor money of Bank's security interest in such funds.  All sales and other transactions underlying or giving rise to each Account shall comply in all material respects with all applicable laws and governmental rules and regulations.  Borrower has no knowledge of any actual or imminent insolvency proceeding of any Account Debtor.  To the best of Borrower's knowledge, all signatures and endorsements on all documents, instruments, and agreements relating to all Accounts are genuine, and all such documents, instruments and agreements are legally enforceable in accordance with their terms.
Section 4.24. Accuracy of Representations and Warranties.  No representation or warranty by Borrower or Guarantor contained herein or in any certificate or other document furnished by Borrower or Guarantor pursuant hereto or in connection herewith fails to contain any statement of material fact necessary to make such representation or warranty not misleading, in light of the circumstances under which it was made.  There is no fact which Borrower knows or should know and has not disclosed to Bank, which would reasonably be expected to have a Material Adverse Effect.
ARTICLE 5
 CONDITIONS
Section 5.1. Conditions to Effectiveness of Agreement.  This Agreement shall become effective upon satisfaction of the following conditions, as determined by Bank:
5.1.1. The items described in summary fashion on Exhibit B attached hereto.
5.1.2. The payment of the fees and Bank Expenses described in Section 2.8 due and owing.
Section 5.2. Subsequent Advances and Delayed Draw Term Loans.  The obligation of the Bank to make additional Advances and Delayed Draw Term Loans shall be subject to the Borrower's satisfaction of the following conditions:
5.2.1. All applicable conditions of this Agreement, including, but not limited to, the conditions of the preceding Section 5.1 shall continue to be met.

5.2.2. Borrower shall have delivered to Bank certificates of insurance with respect to True North Consulting LLC covering fire, casualty, liability and other insurance covering its property and business required under Section 6.12 hereof, within ten (10) days of the Closing Date.
5.2.3. Borrower shall provide Bank with a completed Borrowing Notice required under Subsection 2.4.1 hereof and such other information and documentation reasonably requested by the Bank.
Section 5.3. Additional Condition to the Bank's Obligations.  It shall be a condition to the Bank's obligation hereunder to make any Advance or Delayed Draw Term Loan, that no Default or Event of Default shall have occurred and be continuing, or be caused by such Advance or Delayed Draw Term Loan.
ARTICLE 6
 GENERAL COVENANTS
Borrower covenants and agrees that so long as the RLOC, Term Loan Facility or any Bank Indebtedness is outstanding, Borrower and Guarantor will perform and comply with the following covenants:
Section 6.1. Payment of Principal, Interest and Other Amounts Due.  Borrower will pay when due all Indebtedness owed to the Bank and all other amounts payable by it hereunder, subject to any applicable grace period set forth in Section 9.1.1 hereof.
Section 6.2. Limitation on Sale and Leaseback.  Neither Borrower nor Guarantor will enter into any arrangement whereby it will sell or transfer any real property or improvements thereon owned by it and then or thereafter rent or lease as lessee such property, improvements or any part thereof, which Borrower or Guarantor shall intend to use for substantially the same purposes as the property sold or transferred, except as permitted by Section 6.6 hereof.
Section 6.3. Limitation on Indebtedness.  Neither Borrower nor Guarantor will have at any time outstanding to any Person other than Bank, any Indebtedness for borrowed money, Indebtedness under Capital Leases or any outstanding letters of credit (except the Letters of Credit), except (i) as set forth on Schedule 6.3 attached hereto and made a part hereof and any Refinancing Indebtedness in respect of such Indebtedness and (ii) for Permitted Indebtedness.
Section 6.4. Investments and Loans.  Neither Borrower nor Guarantor will have or make: (a) any investments in all or a material portion of the capital stock or securities of any Person (other than a Borrower or Guarantor), except for (i) Permitted Acquisitions, (ii) investments existing on the Closing Date and listed on Schedule 6.4, (iii) investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers or suppliers, in each case in the ordinary course of business, (iv) investments (x) by way of contributions to capital or purchases of capital stock or securities by Borrower or Guarantor in a Borrower or Guarantor and (y) in any Subsidiary or joint venture that is not a Borrower or Guarantor in an aggregate amount not to exceed $100,000 at any time outstanding, or (v) other investments in an aggregate principal amount at any time not to exceed $50,000; or (b) any loans, advances or extensions of credit to any Person, except for (i) Indebtedness permitted under Section 6.3 hereof, (ii) Accounts Receivable arising, trade debt granted or deposits made in each case in connection with the purchase price of goods or services in the ordinary course of business, (iii) any deferred portion of the sales price received by any loan party in connection with any disposition permitted under Section 6.6 hereof, (iv) loans and advances to officers, directors and employees of Borrower or Guarantor for reasonable and customary business related travel expenses, entertainment expenses, moving expenses and similar expenses, in each case incurred in the ordinary course of business in an aggregate principal amount at any time not to exceed $25,000, (v) loans permitted under Section 6.19 hereof and (vi) other loans, advances or extensions of credit in an aggregate principal amount at any time not to exceed $50,000.

Section 6.5. Guaranties.  Except as permitted under Section 6.3 hereof or as set forth on Schedule 6.5 attached hereto and made a part hereof, neither Borrower nor Guarantor shall guarantee, endorse (other than for collection or deposit in the ordinary course of business), enter into sales with recourse or for less than the face value or agreements (contingently or otherwise) to purchase or repurchase or otherwise acquire, or otherwise become directly or indirectly liable for, or agree (contingently or otherwise) to supply or advance funds (whether by loan, stock purchase, capital contribution or otherwise) in respect of, any Indebtedness, obligations or liabilities of any Person.
Section 6.6. Disposition of Assets.  Neither Borrower nor Guarantor will sell, lease, transfer or otherwise dispose of all, substantially all, or any material portion of its property or assets, except for: (a) sales of (i) inventory in the ordinary course of business, (ii) obsolete or surplus furniture, fixtures, equipment or other property or property not presently used or useful in its business and (iii) non‑obsolete furniture, fixtures, equipment or other property, provided such non‑obsolete furniture, fixtures, equipment or other property is either (x) sold for less than $25,000 in the aggregate in any twelve (12) month period or (y) replaced with furniture, fixtures or equipment of equal or greater value or function, including an exchange for credit against the purchase price of such replacement property; (b) sales and leases back of personal property; (c) leasing, as lessor, of real or personal property not presently used or useful in Borrower's or Guarantor's business and is otherwise in the ordinary course of business; (d) sales or dispositions of equipment or other assets, to the extent such equipment is exchanged for credit against the purchase price; (e) the abandonment, failure to renew or other disposition in the ordinary course of business of intellectual property which is not material to the conduct of the business of Borrower or Guarantor; (f) is otherwise permitted by Section 6.7 hereof; (g) is by Borrower or Guarantor, on the one hand, to Borrower or Guarantor, on the other hand; (h) the sale of its interests in IntelliQlik or GSE RUS.
Section 6.7. Merger; Consolidation; Business Acquisitions.  Neither Borrower nor Guarantor will merge into or consolidate with any Person, acquire any material portion of the stock, ownership interests, assets or business of any Person, or permit any Person to merge into it, except: (a) for Permitted Acquisitions; (b) that a Borrower may liquidate or dissolve voluntarily into, and may merge with and into, another Borrower, (c) a Guarantor may liquidate or dissolve voluntarily into, and may merge with and into, (i) another Guarantor, or (ii) Borrower so long as Borrower is the surviving entity; (d) the stock, ownership interests, assets or business of a Borrower may be purchased or acquired by another Borrower; (e) the stock, ownership interests, assets or business of a Guarantor may be purchased or acquired by Borrower or another Guarantor; and (f) the purchase of the remaining interests in IntelliQlik at an aggregate purchase price not to exceed $250,000.  At least thirty (30) days prior to taking an action described in subsections (b) through (f) of this Section 6.7 Borrower shall provide Bank with prior written notice thereof and such reasonable information requested by Bank.

Section 6.8. Taxes; Claims for Labor and Materials.  Borrower and Guarantor will pay or cause to be paid when due all material taxes, assessments, governmental charges or levies imposed upon it or its income, profits, payroll or any property belonging to it, including without limitation all withholding taxes, and all material claims for labor, materials and supplies which, if unpaid, might become a lien or charge upon any of its properties or assets; provided that Borrower shall not be required to pay any such tax, assessment, charge, levy or claim so long as the validity thereof shall be contested in good faith by appropriate proceedings promptly initiated and diligently conducted by it, and it shall have set aside on its books adequate reserves with respect thereto.
Section 6.9. Liens.  Neither Borrower nor Guarantor will create, incur or permit to exist any Lien of any kind (including liens or charges upon properties acquired or to be acquired under conditional sales agreements or other title retention devices) on the Collateral or any of its property or assets, whether now owned or hereafter acquired, or upon any income, profits or proceeds therefrom, except (i) in favor of Bank, (ii) as set forth on Schedule 6.9 attached hereto and made a part hereof and (iii) Permitted Liens.
Neither Borrower nor Guarantor will enter into any agreement with any other Person (other than a Credit Document) which shall prohibit Borrower or Guarantor from granting, creating or suffering to exist, or otherwise restrict in any way (whether by covenant, by identifying such event as a default under such agreement or otherwise) the ability of Borrower or Guarantor to grant, create or suffer to exist, any Lien, upon or with respect to any Collateral in favor of the Bank, except for customary restrictions which are contained in any agreement (a) governing Indebtedness permitted by Section 6.3 hereof as to the transfer of assets financed with the proceeds of such Indebtedness, (b) for the creation or assumption any Lien on the sublet or assignment of any leasehold interest of Borrower or Guarantor entered into the ordinary course of business, (c) for the assignment of any contract entered into by Borrower or Guarantor in the ordinary course of business or (d) for the transfer of any asset pending the close of the sale of such asset pursuant to a disposition permitted by Section 6.6 hereof.
Except for Letters of Credit, neither Borrower nor Guarantor will apply for or obtain any letters of credit.
Section 6.10. Existence; Approvals; Qualification; Business Operations; Compliance with Laws; Notification.
6.10.1. Borrower and Guarantor will each (i) obtain, preserve and keep in full force and effect (A) its separate existence and (B) all rights, licenses, registrations and franchises necessary to the proper conduct of its business or affairs, the absence of which would reasonably be expected to result in a Material Adverse Effect; (ii) qualify and remain qualified as a foreign entity in each jurisdiction in which the character or location of the properties owned by it or the business transacted by it requires such qualification, unless failure to so qualify would not reasonably be expected to have a Material Adverse Effect; (iii) continue to engage in its present business substantially as presently conducted or as reasonably incidental or related thereto; and (iv) comply with the requirements of all applicable laws and all rules, regulations (including environmental regulations) and orders of regulatory agencies and authorities having jurisdiction over it, unless such non-compliance would not reasonably be expected to have a Material Adverse Effect.

6.10.2. With respect to any Environmental Control Statute, Borrower will immediately notify Bank when, in connection with the conduct of the Borrower's or Guarantor's business or operations, any Person (including, without limitation, any United States federal, state or local agency) provides oral or written notification to Borrower or Guarantor, or Borrower or Guarantor otherwise becomes aware, of a condition with regard to an actual or imminently threatened Release of Hazardous Substances which would reasonably be expected to have a Material Adverse Effect; and notify Bank in detail immediately upon the receipt by Borrower or any Affiliate of an assertion of liability under the Environmental Control Statutes, of any actual or alleged failure to comply with, failure to perform, breach, violation or default under any such statutes or regulations which would reasonably be expected to have a Material Adverse Effect.
Section 6.11. Maintenance of Properties, Intellectual Property.
6.11.1. Borrower and Guarantor will maintain, preserve, protect and keep or cause to be maintained, preserved, protected and kept their real and personal property used or useful in the conduct of their business in good working order and condition, reasonable wear and tear excepted, and subject to dispositions permitted under Section 6.6 hereof, and will pay and discharge when due the cost of repairs to and maintenance of the same, unless such non-payment would not reasonably be expected to have a Material Adverse Effect.
6.11.2. With respect to any and all trademarks, registrations, copyrights, patents, patent rights and applications for any of the foregoing which are material to Borrower's or Guarantor's business, Borrower and Guarantor shall maintain and protect the same and shall take and assert any and all commercially reasonable remedies available to Borrower or Guarantor to prevent any other Person from infringing upon or claiming any interest in any such trademarks, registrations, copyrights, patents, patent rights or application for any of the foregoing.
6.11.3. Borrower will notify Bank promptly of the filing of any domestic patent or trademark application by Borrower or Guarantor or the grant of any domestic patent or trademark to Borrower or Guarantor.
6.11.4. Borrower and Guarantor will, if requested by Bank, (i) execute and deliver to Bank assignments, financing statements, patent mortgages or such other documents, in form and substance reasonably acceptable to Bank, necessary to perfect and maintain Bank's security interest in all existing and future patents, patent applications, trademarks, trademark applications, and other General Intangibles owned by Borrower and Guarantor; (ii) furnish Bank with evidence reasonably satisfactory to Bank that all actions necessary to maintain and protect each trademark and patent owned by Borrower or Guarantor or their employees have been taken in a timely manner; and (iii) execute and deliver to Bank an agreement permitting Bank to exercise all of Borrower's and Guarantor's rights in, to and under any patent or trademark owned by Borrower or Guarantor.

Section 6.12. Insurance.
6.12.1. Borrower and Guarantor will each carry adequate insurance issued by an insurer acceptable to Bank in its reasonable discretion, in amounts reasonably acceptable to Bank (at least adequate to comply with any co‑insurance provisions) and against all such liability and hazards as are usually carried by entities engaged in the same or a similar business similarly situated or as may be reasonably required by Bank, and in addition, will carry business interruption insurance in such amounts as may be reasonably required by Bank and flood insurance, if required by Bank.  In the case of insurance on any of the Collateral, Borrower and Guarantor shall carry insurance in the full insurable value thereof and cause Bank to be named as loss payee (with a lender's loss payable endorsement) with respect to all personal property, and additional insured with respect to all liability insurance, as its interests may appear with thirty (30) days' (ten (10) days' with respect to failing to pay premiums) notice to be given Bank by the insurance carrier prior to cancellation or material modification of such insurance coverage.
6.12.2. Borrower and Guarantor shall cause to be delivered to Bank the insurance policies required hereby or in the alternative, certificates of insurance and at least ten (10) business days prior to the expiration of any such insurance, additional policies or duplicates thereof or in the alternative, certificates of insurance evidencing the renewal of such insurance and payment of the premiums therefor.  Borrower and Guarantor shall direct all insurers that in the event of any loss thereunder involving any of the Collateral or the cancellation of any insurance policy, the insurers shall make payments for such loss and pay all return or unearned premiums directly to Bank and not to Borrower or Guarantor and Bank jointly.
6.12.3. In the event of any loss, Borrower and Guarantor will give Bank immediate notice thereof and Bank may make proof of loss if the same is not done promptly by Borrower or Guarantor.  In such case, Bank is granted a power of attorney by Borrower and Guarantor with full power of substitution to file any proof of loss in Borrower's, Guarantor's or Bank's name, to endorse Borrower's or Guarantor's name on any check, draft or other instrument evidencing insurance proceeds, and to take any action or sign any document to pursue any insurance loss claim. Such power being coupled with an interest is irrevocable.

6.12.4. Bank, at its option, may, (i) retain and apply all or any part of the insurance proceeds from a loss to any Collateral to reduce, in such order and amounts as Bank may elect, the Bank Indebtedness, or (ii) disburse all or any part of such insurance proceeds to or for the benefit of Borrower for the purpose of repairing or replacing Collateral after receiving proof reasonably satisfactory to Bank of such repair or replacement, in either case without waiving or impairing the Bank Indebtedness or any provision of this Agreement; provided, however, so long as no Event of Default exists and the insurance proceeds are less than $1,000,000 the Borrower shall have the right to use such insurance proceeds for the purpose of repairing or replacing Collateral.  Any deficiency thereon shall be paid by the Borrower and Guarantor to Bank upon demand.  Neither Borrower nor Guarantor shall take out any insurance without having Bank named as lender/loss payee or additional insured thereon.  Borrower and Guarantor shall bear the full risk of loss from any loss of any nature whatsoever with respect to the Collateral.  Borrower's and Guarantor's use of insurance proceeds shall be subject to the following: (a) Borrower or Guarantor shall confirm to Bank in writing that it intends to continue its business operations and has business interruption insurance in effect as required under this Section 6.12, which business interruption insurance provides for the payment of proceeds in amounts which, together with other funds available to Borrower or Guarantor, are sufficient to meet Borrower's and Guarantor's ongoing business needs and to pay Borrower's and Guarantor's existing and anticipated debts as they mature, (b) Borrower and Guarantor shall submit to Bank its business plan for operations after such casualty loss, which plan must be in form and content reasonably satisfactory to Bank, (c) Bank will hold such insurance proceeds and will disburse such proceeds upon receipt by Bank of evidence satisfactory to Bank that such proceeds will be used to repair or purchase equipment and inventory as required above, (d) disbursement of proceeds will be in compliance with such procedures as Bank may require, e.g. checks payable to the equipment vendor or inventory supplier, (e) no Event of Default shall have occurred and be continuing, and (f) the applicable loss shall not have occurred within three (3) months prior to the Termination Date.
Section 6.13. Examinations.  Borrower and Guarantor authorize all federal, state and municipal authorities to furnish to Bank copies of reports or examinations relating to Borrower or Guarantor, whether made by Borrower or Guarantor or otherwise.  The officers of Bank, or such Persons as any of them may designate, may visit and inspect any of the properties of Borrower and Guarantor, examine (either by Bank's employees or by independent accountants) any of the Collateral or other assets of Borrower, including the books of account of Borrower and Guarantor, and discuss the affairs, finances and accounts of Borrower and Guarantor with their officers during normal business hours upon reasonable prior written notice.  Unless an Event of Default exists, Borrower shall not be obligated to pay for more than one such examination in any twelve (12) month period.
Section 6.14. Default Under Other Indebtedness.  Neither Borrower nor Guarantor will permit any of its Indebtedness owed to any Person other than Bank in excess of $50,000 individually or $100,000 in the aggregate to be in default. If any Indebtedness in excess of $50,000 individually or $100,000 in the aggregate of Borrower and Guarantor to any Person other than Bank is declared or becomes due and payable before its expressed maturity by reason of default or otherwise or to the knowledge of Borrower, the holder of any such Indebtedness shall have the right (or upon the giving of notice or the passage of time, or both, shall have the right) to declare such Indebtedness to be so due and payable, Borrower will immediately give Bank written notice of such declaration, acceleration or right of declaration.

Section 6.15. Pension Plans.  Borrower and Guarantor shall (a) keep in full force and effect any and all Plans which are presently in existence or may, from time to time, come into existence under ERISA, unless such Plans can be terminated without material liability to Borrower or Guarantor in connection with such termination (as distinguished from any continuing funding obligation); (b) make contributions to all of Borrower's and Guarantor's Plans in a timely manner and in a sufficient amount to comply with the requirements of ERISA; (c) comply with all material requirements of ERISA which relate to such Plans so as to preclude the occurrence of any "Reportable Event", "Prohibited Transaction" or material "accumulated funding deficiency" as each such term is defined in ERISA; and (d) notify Bank immediately upon receipt by Borrower or Guarantor of any notice of the institution of any proceeding or other action which may result in the termination of any Plan, including those administered by an ERISA Affiliate, and deliver to Bank, promptly after the filing or receipt thereof, copies of all reports or notices which Borrower or Guarantor files or receives under ERISA with or from the Internal Revenue Service, the PBGC, or the United States Department of Labor.
Section 6.16. Bank of Account.  Borrower and Guarantor will maintain their primary deposit relationships with Bank.
Section 6.17. Change in Control, etc. Neither Borrower nor Guarantor will permit the shareholders or members of Borrower or Guarantor (excluding Parent) to sell, assign, mortgage, pledge, encumber or otherwise transfer any interest in Borrower or Guarantor (excluding Parent), except as permitted by Section 6.7 hereof.  Neither Borrower nor Guarantor shall make any amendment to its organizational documents which would reasonably be expected to have a material and adverse effect on Bank; it being agreed that so long as Borrower and Guarantor comply with the notice requirements in the next sentence, any Target may amend its organizational documents in connection with its conversion to an entity organized under the laws of the State of Delaware within thirty (30) days after the Acquisition of such Target.  Borrower shall provide Bank (a) notice of any amendments to Borrower's or Guarantor's organizational documents and (b) copies of any amendments to Borrower's or Guarantor's organizational documents, in each case at least ten (10) days or such shorter period of time agreed to by Bank prior to such amendment for each Borrower or Guarantor, except that such notice and copies of amendments to the organizational documents of True North Consulting LLC shall be provided to Bank as soon as reasonably possible prior to the execution of such amendments.
Section 6.18. Distributions and Compensation.  Neither Borrower nor Guarantor shall make a Distribution (i) during the existence of a Default or Event of Default or (ii) if such Distribution would result in a Default or Event of Default.
Section 6.19. Transactions with Affiliates.  Neither Borrower nor Guarantor shall enter into or conduct any transaction with any Affiliate except (a) on terms that would be usual and customary in a similar transaction between Persons not affiliated with each other, (b) as disclosed to Bank prior thereto and consented to in writing by Bank, (c) for transactions expressly permitted under Section 6.4 or Section 6.7 or not prohibited under Section 6.18 hereof, or (d) so long as it has been approved by Borrower's or Guarantor's board of directors or other governing body to the extent required in accordance with applicable law, (i) customary indemnification of non-officer directors of Borrower and its Subsidiaries or (ii) the payment of reasonable and customary compensation and indemnification arrangements and benefits plans for officers and employees of Borrower and its Subsidiaries in the ordinary course of business.  Neither Borrower nor Guarantor will make any loans or extensions of credit to any of its Affiliates (except (i) in the ordinary course of business or (ii) as otherwise permitted under Section 6.4 hereof) or officers (except as permitted under Section 6.4 hereof).

Section 6.20. Name or Address Change. Neither Borrower nor Guarantor shall change its name or address except upon thirty (30) days prior written notice to Bank and delivery to Bank of any items reasonably requested by Bank to maintain perfection and priority of Bank's security interests and access to Borrower's books and records.
Section 6.21. Notices.  Borrower and Guarantor will promptly notify Bank of (a) any action or proceeding brought against Borrower or Guarantor for which the amount involved is more than $250,000 or $500,000 in the aggregate, (b) the occurrence of any Event of Default, (c) the occurrence of any Default, or (d) any event which causes or is reasonably likely to cause a Material Adverse Effect.  Any notice given pursuant to this section shall not cure or otherwise affect any Event of Default.
Section 6.22. Additional Documents and Future Actions.  Borrower and Guarantor each will, at its sole cost, take such actions and provide Bank from time to time with such agreements, financing statements and additional instruments, documents or information as the Bank may in its reasonable discretion deem necessary or advisable to perfect, protect, maintain or enforce the security interests in the Collateral, to permit Bank to protect or enforce its interest in the Collateral, or to carry out the terms of the Credit Documents.  If Borrower or Guarantor fails, after notice from Bank, to abide by the terms of the preceding sentence, Borrower and Guarantor hereby authorizes and appoints Bank as its attorney‑in‑fact, with full power of substitution, to take such actions as Bank may deem advisable to protect the Collateral and its interests thereon and its rights hereunder, to execute on Borrower's and Guarantor's behalf and file at Borrower's and Guarantor's expense financing statements and amendments thereto, in those public offices deemed necessary or appropriate by Bank to establish, maintain and protect a continuously perfected security interest in the Collateral, and to execute on Borrower's and Guarantor's behalf such other documents and notices as Bank may reasonably deem advisable to protect the Collateral and its interests therein and its rights hereunder. Such power being coupled with an interest is irrevocable.  Borrower and Guarantor each irrevocably authorizes the filing of a carbon, photographic or other copy of this Agreement, or of a financing statement, as a financing statement and agrees that such filing is sufficient as a financing statement.
Section 6.23. Accounts Receivable.
6.23.1. Borrower and Guarantor will collect their Accounts Receivable only in the ordinary course of business.
6.23.2. Borrower will, if requested by Bank (a) give Bank assignments, in form acceptable to Bank, of specific accounts or groups of accounts and monies due and to become due under specific contracts and specific General Intangibles; (b) furnish to Bank a copy of the invoice applicable to each account specifically assigned to Bank or arising out of a contract right, bearing a statement that such account has been assigned to Bank and such additional statements as Bank may require; (c) mark its records evidencing its accounts in a manner satisfactory to Bank so as to show which accounts have been assigned to Bank; (d) furnish to Bank satisfactory evidence of the shipment and receipt of any goods specified by Bank and the performance of any services or obligations covered by accounts or contracts in which Bank has a security interest; (e) join with Bank in executing a financing statement, notice, affidavit or similar instrument, in form satisfactory to Bank, and such continuation statements and other instruments as Bank may from time to time request and pay the cost of filing the same in any public office deemed advisable by Bank; (f) give Bank such financial statements, reports, certificates, lists of purchasers (showing names, addresses, and amounts owing) and other data concerning its accounts, contracts, collections, inventory, General Intangibles and other matters as Bank may from time to time specify; (g) segregate cash proceeds of Collateral so that they may be identified readily, and deliver the same to the Bank at such time or times and in such manner and form as the Bank may direct; (h) furnish such employees and principals of Borrower as witnesses as may be necessary to establish legal proof of the Collateral or records relating to the Collateral; and (i) obtain from any owner, encumbrancer or other person having an interest in the property where any Collateral is located, written consent to Bank's removal of the Collateral therefrom, without liability on the part of the Bank to such owner, encumbrancer or other person and upon such other terms as are commercially reasonable, or from any such owner, encumbrancer or other person such waivers of any interest in the Collateral as the Bank may require.

Section 6.24. Restrictions on Use of Proceeds.  Neither Borrower nor Guarantor will carry or purchase with the proceeds of the RLOC or the Term Loan Facility any "margin stock" or "margin security" within the meaning of Regulations U, G, T or X of the Board of Governors of the Federal Reserve System.
Section 6.25. Fiscal Year.  Borrower and Guarantor shall not change their fiscal year without the prior written consent of Bank.
Section 6.26. Subsidiaries, Partnerships and Joint Ventures.  Except those Subsidiaries in existence on the date of this Agreement and disclosed in writing to Bank or those Subsidiaries acquired or formed in connection with a Permitted Acquisition, Borrower and Guarantor shall not, and shall not permit any of their Subsidiaries to, own or create directly or indirectly any Subsidiaries.  Borrower and Guarantor shall not, and shall not permit any of their Subsidiaries to, become or agree to become a joint venturer or hold a joint venture interest in any joint venture, other than IntelliQlik or GSE RUS.  On the date of a Permitted Acquisition or within thirty (30) days of an existing Subsidiary having assets equal or greater than five percent (5%) of the aggregate assets of Borrower and Guarantor, Borrower shall cause each Target or Subsidiary having assets equal or greater than five percent (5%) of the aggregate assets of Borrower and Guarantor to become a Borrower or Guarantor and to provide such information and execute such documents as are reasonably requested by Bank, including such legal opinions and reaffirmations as may be reasonably requested by the Bank; provided, however, that any legal opinions required by Bank for a Target that is not organized under the laws of the State of Delaware shall be delivered to Bank no later than thirty (30) days after the consummation of the Permitted Acquisition.  With respect to any Subsidiary which is a "controlled foreign corporation" (as defined in Section 957(a) of the Code) of Borrower or Guarantor, Bank shall not require such Subsidiary to execute any guaranty agreement, security agreement or other agreement, instrument or document which would cause a material adverse tax consequence for Borrower or such Subsidiary.
Section 6.27. Negative Pledges.  Borrower and Guarantor shall not, and shall not permit any of their Subsidiaries to, agree or covenant with or promise any Person that it will pledge its assets or properties or otherwise grant liens, security interests or other encumbrances on any of its property, real or personal, whether now owned or hereafter acquired, except in favor of Bank or as permitted by Section 6.9 hereof.

Section 6.28. Anti-Terrorism Laws.  Borrower and Guarantor shall not, and shall not permit any of their respective Subsidiaries to, (i) conduct any business or engage in any transaction or dealing with any Blocked Person, including making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person; (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order No. 13224; (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in the Executive Order No. 13224 or the USA PATRIOT Act; (iv) hold any of their assets in any Sanctioned Country; (v) do business in or with, or derive any of its operating income from investments in or transactions with, any Sanctioned Country; or (vi) use the proceeds of the Loan to fund any operations in, finance any investments or activities in, or make any payments to any Sanctioned Country.
Section 6.29. Termination and Repayment of Hedging Contract.  In the event that, and at such time as, the entire principal amount of a Loan subject to a Hedging Contract is prepaid (or otherwise repaid) in full, the Borrower shall also be required to simultaneously terminate such Hedging Contract with the Bank (or, in the alternative, cause the Bank's rights and obligations under said Hedging Contract to be assigned to, and assumed by, the new lender whose loan is replacing the Loan) and pay to the Bank any and all amounts due and owing thereunder, including, without limitation, any swap "breakage" or termination costs or fees and the then-applicable "mark-to-market" with respect to such Hedging Contract.
ARTICLE 7
 FINANCIAL COVENANTS
Borrower will comply with the following covenants, which, unless otherwise specified, shall be tested using amounts that have been determined in accordance with GAAP:
Section 7.1. Fixed Charge Coverage Ratio.  Borrower and its Subsidiaries shall maintain a minimum Fixed Charge Coverage Ratio of 1.25 to 1.0, which shall be measured by Bank on each fiscal quarter end on rolling four-quarter basis.
Section 7.2. Leverage Ratio.  Borrower and its Subsidiaries shall not exceed a maximum Leverage Ratio, to be tested quarterly as of the last day of each quarter beginning with the quarter ending June 30, 2018, on a rolling four-quarter basis, calculated based on the financial statements received by the Bank in accordance with the terms of this Agreement, as follows: (i) 2.75 to 1.00 for the periods ending on June 30, 2018, September 30, 2018, December 31, 2018 and March 31, 2019; (ii) 2.50 to 1.00 for the periods ending on June 30, 2019, September 30, 2019, December 31, 2019 and March 31, 2020; and (iii) 2.25 to 1.00 for the periods ending on each June 30th, September 30th, December 31st and March 31st thereafter.

Section 7.3. Equity Cure.  To the extent that Borrower is not in compliance with a financial covenant set forth in this Section 7 (each, a "Failed Financial Covenant" and collectively, the "Failed Financial Covenants") for any applicable testing period (a "Failed Testing Period"), Borrower shall have the right to recalculate the Failed Financial Covenant (or Failed Financial Covenants) for such Failed Testing Period by increasing the amount used for the Consolidated Adjusted EBITDA calculation for such Failed Testing Period by the Cure Amount (the "Cure Contribution").  Each Cure Amount shall consist of net proceeds from new cash equity contributions of common stock to Borrower, which contributions shall be contributed as cash equity contributions of common stock in Borrower.  The applicable Cure Amount must be received by Borrower by no later than forty five (45) days after the last day of the applicable Failed Testing Period.  A recalculation of a Failed Financial Covenant (or Failed Financial Covenants) pursuant to this Section 7.3 shall be deemed to render Borrower in compliance with such Failed Financial Covenant (or Failed Financial Covenants) for such Failed Testing Period for purposes of calculating the applicable financial covenant (but not for any other purpose).  Any application of a Cure Amount as set forth above shall be deemed to have occurred during the last fiscal quarter of such Failed Testing Period and shall continue to be in effect (for such fiscal quarter) for so long as such fiscal quarter continues to be part of the financial covenant calculations.  Notwithstanding anything in this Section 7.3 to the contrary, Borrower shall not be permitted to make (i) more than two (2) Cure Contributions after the Closing Date, (ii) more than one (1) Cure Contribution in any twelve month period, and (iii) the aggregate amount of any single Cure Contribution shall not exceed $3,000,000.
ARTICLE 8
 ACCOUNTING RECORDS, REPORTS AND FINANCIAL STATEMENTS
Borrower will maintain books of record and account in which full, correct and current entries in accordance with GAAP will be made of all of its dealings, business and affairs of Borrower and will deliver to Bank the following:
Section 8.1.
Annual Financial Statements and Covenant Compliance Certificate.  As soon as practicable and in any event within one hundred twenty (120) days after the end of each of Borrower's fiscal years, an audited financial statement reflecting Borrower's and its Subsidiaries operations during such fiscal year, including, without limitation, a balance sheet, profit and loss statement and statement of cash flows, with supporting schedules and in reasonable detail, prepared in conformity with GAAP, applied on the basis consistent with that of the preceding year.  All such statements shall be prepared by an independent certified public accountant reasonably acceptable to the Bank.  The opinion of such independent certified public accountant shall not be acceptable to the Bank if qualified due to any limitations in scope imposed by the Borrower or any other person or entity.  Any other qualification of the opinion by the accountant shall render the acceptability of the financial statements subject to the Bank's approval.  Together with each such annual financial statement, Borrower shall provide to Bank a compliance certificate in the form attached hereto as Schedule 8.1 (the "Compliance Certificate"), including a certification of Borrower's manager or chief financial officer that no Event of Default or Default then exists or if an Event of Default or Default exists, the nature and duration thereof and Borrower's intention with respect thereto.

Section 8.2. Quarterly Statements, Contract Status Report, and Covenant Compliance Certificate.  As soon as available and in any event within forty-five (45) days after the close of each of Borrower's fiscal quarters, (a) quarterly internally-prepared consolidated and consolidating financial statements of Borrower and its Subsidiaries, which shall be certified by the manager or chief financial officer of Borrower as presenting the financial condition of Borrower and its Subsidiaries as of the dates and for the periods indicated and as having been prepared in accordance with GAAP and (b) quarterly internally- prepared contract status reports of Borrower and its Subsidiaries, which shall be certified by the manager or chief financial officer as being true and correct.  Together with each such quarterly financial statement and contract status report, Borrower shall provide to Bank a Compliance Certificate in the form attached hereto as Schedule 8.1, including a certification of Borrower's manager or chief financial officer that no Event of Default or Default then exists or if an Event of Default or Default exists, the nature and duration thereof and Borrower's intention with respect thereto.
Section 8.3. [Reserved]
Section 8.4. Projected Operating Budget.  As soon as available and in any event prior to the first (1st) day of each fiscal year, an estimated month by month projection of Borrower and its Subsidiaries, and prior to the ninetieth (90th) day of each fiscal year, a final month by month projection of Borrower and its Subsidiaries with such changes from such estimated projection as Borrower deems necessary or appropriate, commencing with the fiscal year beginning January 1, 2019, including a consolidated balance sheet, a consolidated and consolidating income statement and statements of (a) changes in stockholders' equity and (b) cash flow for such fiscal year, such projections to be in form and substance satisfactory to Bank and accompanied by a certificate signed by the manager or chief financial officer of Borrower to the effect that such projections have been prepared on the basis of sound financial planning practice consistent with past budgets and financial statements and that such manager or chief financial officer has no reason to question the reasonableness of any material assumptions on which such projections were prepared.
Section 8.5. Requested Information.  With reasonable promptness, all such other data and information in respect of the condition, operation and affairs of Borrower and its Subsidiaries as Bank may reasonably request from time to time.
ARTICLE 9
 DEFAULT
Section 9.1. Events of Default.  Each of the following events shall be an "Event of Default" hereunder:
9.1.1. If Borrower shall fail to pay (i) as and when due any amount of principal or interest hereunder or on the Note, or (ii) any fees, costs, expenses or any other sum payable to the Bank hereunder or otherwise, in each case whether due on demand, at the stated maturity or due date thereof, or by reason of any requirement for prepayment thereof, by acceleration or otherwise and such failure continues for more than five (5) days after the date due;
9.1.2. The failure of Borrower to observe the covenants set forth in Section 7.1 and Section 7.2 hereof;

9.1.3. The failure of Borrower to duly perform or observe any obligation, covenant or agreement on its part contained herein or in any other Credit Document not otherwise specifically constituting an Event of Default under this Section 9.1 and the continuance of such failure for a period of thirty (30) days after the earlier of notice from Bank to Borrower or Borrower has knowledge of such failure, provided that, in the event such failure is reasonably incapable of remedy or was willfully caused or permitted by Borrower, Borrower shall not be entitled to any notice or grace hereunder;
9.1.4. The adjudication of Borrower as a "debtor" or insolvent, or the entry of an order for relief against Borrower or the entry of an order appointing a receiver or trustee for Borrower of any of its property or approving a petition seeking reorganization or other similar relief under the bankruptcy or other similar laws of the United States or any state or any other competent jurisdiction;
9.1.5. A proceeding under any bankruptcy, reorganization, arrangement of debt, insolvency, readjustment of debt or receivership law is filed by or (unless dismissed within 45 days) against Borrower or Borrower makes an assignment for the benefit of creditors, or Borrower takes any action to authorize any of the foregoing;
9.1.6. The suspension of the operation of Borrower's present business, or Borrower becoming unable to meet its debts as they mature, or the admission in writing by Borrower to such effect, or Borrower calling any meeting of all or any material portion of its creditors for the purpose of debt restructure;
9.1.7. All or any part of the Collateral or the assets of Borrower which are material to the operation of Borrower's business are attached, seized, subjected to a writ or distress warrant, or levied upon, or come within the possession or control of any receiver, trustee, custodian or assignee for the benefit of creditors, or any other assets of Borrower are attached, seized, subject to a writ or distress warrant, or levied upon, or come within the possession or control of any receiver, trustee, custodian or assignee for the benefit of creditors and any such action is not, within thirty (30) days after such action is instituted, discharged or stayed pending appeal, or shall not have been discharged within twenty (20) days after the expiration of any such stay;
9.1.8. The entry of final judgment(s) for the payment of money against Borrower not arising from indebtedness owed by Borrower which, within twenty (20) days after such entry, shall not have been discharged or execution thereof stayed pending appeal or shall not have been discharged, insured or bonded within five (5) days after the expiration of any such stay, which judgment is in excess of $50,000 or $100,000 in the aggregate for all such judgments;
9.1.9. Any representation or warranty of Borrower in any of the Credit Documents is discovered to be untrue in any material respect or any statement, certificate or data furnished by Borrower pursuant hereto is discovered to be untrue in any material respect as of the date as of which the facts therein set forth are stated or certified;

9.1.10. Borrower voluntarily or involuntarily dissolves or is dissolved, terminates or is terminated;
9.1.11. Borrower is enjoined, restrained, or in any way prevented by the order of any court or any administrative or regulatory agency, the effect of which order restricts Borrower from conducting all or any material part of its business;
9.1.12. [Reserved];
9.1.13. Any material uninsured damage to, or material uninsured loss, theft or destruction of, any of the Collateral occurs;
9.1.14. The loss, suspension, revocation or failure to renew any license or permit now held or hereafter acquired by Borrower, which loss, suspension, revocation or failure to renew has a Material Adverse Effect;
9.1.15. Any breach by Borrower or any subordinated creditor of its obligations under any subordination agreement now or hereafter executed in favor of Bank in connection with the Credit Documents;
9.1.16. The validity or enforceability of this Agreement or any of the Credit Documents is contested by Borrower;
9.1.17. Borrower defaults in the payment of any principal of or premium or interest on or any other amount due in respect of any Indebtedness (other than obligations under the Credit Documents), in an amount in excess of $50,000 or $100,000 in the aggregate for all such Indebtedness, including without limitation, any direct or contingent reimbursement obligations arising on account of the BB&T Letter of Credit; or
9.1.18. Any of the events described in this Section 9.1 occurs or exists with respect to or by the Guarantor.
Section 9.2. Remedies Generally. Upon the happening of any Event of Default and at any time during the continuance thereof and by notice by Bank to Borrower (except if an Event of Default described in Subsection 9.1.4 or 9.1.5 hereof shall occur in which case acceleration shall occur automatically without notice), the Bank may declare the entire unpaid balance, principal, interest and fees, of all Bank Indebtedness, hereunder or otherwise, to be immediately due and payable.  Upon such declaration, the RLOC and the Term Loan Facility shall immediately and automatically terminate and the Bank shall have no further obligation to make any Advances or Delayed Draw Term Loans and the immediate right to enforce or realize on any collateral security granted therefor in any manner or order it deems expedient without regard to any equitable principles of marshaling or otherwise.  In addition, the Bank may increase the interest rate on the RLOC and the Term Loan Facility to the applicable Default Rate set forth herein, without notice; and the Bank may enter the premises occupied by Borrower and take possession of the Collateral and any records relating thereto; and/or in addition to any rights granted hereunder or in any documents delivered in connection herewith, the Bank shall have all the rights and remedies granted by any applicable law, all of which shall be cumulative in nature.

Section 9.3. Sale or Other Disposition of Collateral.  The sale, lease or other disposition of the Collateral, or any part thereof, by Bank after an Event of Default, and at any time during the continuance thereof, may be for cash, credit or any combination thereof, and Bank may purchase all or any part of the Collateral at public or, if permitted by law, private sale, and in lieu of actual payment of such purchase price, may set‑off the amount of such purchase price against the Bank Indebtedness then owing.  Any sales of the Collateral may be adjourned from time to time with or without notice to the Borrower.  The Bank may cause the Collateral to remain on Borrower's premises or otherwise or to be removed and stored at premises owned by other persons, at Borrower's expense, pending sale or other disposition of the Collateral.  Borrower at Bank's request shall assemble the Collateral consisting of inventory and tangible assets and make such assets available to Bank at a place to be designated by Bank.  Bank shall have the right to conduct such sales on Borrower's premises, at Borrower's expense, or elsewhere on such occasion or occasions as Bank may see fit.  Any notice required to be given by Bank of a sale, lease or other disposition or other intended action by Bank with respect to any of the Collateral which is deposited in the United States mail, postage prepaid and duly addressed to the Borrower at the address specified in Section 10.9 below, at least five (5) business days prior to such proposed action, shall constitute fair and reasonable notice to all Borrower of any such action.  The net proceeds realized by Bank upon any such sale or other disposition, after deduction for the expenses of retaking, holding, storing, transporting, preparing for sale, selling or otherwise disposing of the Collateral incurred by Bank in connection therewith and all other costs and expenses related thereto including attorney fees, shall be applied in such order as Bank, in its sole discretion, elects, toward satisfaction of the Bank Indebtedness.  Bank shall account to Borrower for any surplus realized upon such sale or other disposition, and Borrower shall remain liable for any deficiency.  The commencement of any action, legal or equitable, or the rendering of any judgment or decree for any deficiency shall not affect Bank's security interests in the Collateral. Borrower agrees that Bank has no obligation to preserve rights to the Collateral against any other parties.  Bank is hereby granted a license or other right to use, after an Event of Default, without charge, Borrower's labels, General Intangibles, intellectual property, equipment, real estate, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale and selling any inventory or other Collateral and Borrower's rights under all contracts, licenses, approvals, permits, leases and franchise agreements shall inure to Bank's benefit to the extent that the license or other right granted would not cause the applicable Borrower to be in breach of such agreement.  Bank shall be under no obligation to marshal any assets in favor of Borrower or any other party or against or in payment of any or all of the Bank Indebtedness.
Section 9.4. Actions with Respect to Accounts.  Borrower hereby irrevocably makes, constitutes and appoints Bank (and any of Bank's designated officers, employees or agents) as its true and lawful attorney‑in‑fact, with full power of substitution, with power to sign its name and to take any of the following actions, in its name or the name of Bank, as Bank may determine, without notice to Borrower (except as specified below) and at Borrower's expense:
9.4.1. verify the validity and amount of or any other matter relating to the Collateral by mail, telephone, telecopy or otherwise;

9.4.2. notify all account debtors that Borrower's Accounts have been assigned to Bank and that Bank has a security interest therein;

9.4.3. direct all Account debtors to make payment of all Borrower's accounts directly to Bank and forward invoices directly to such account debtors;
9.4.4. take control in any manner of any cash or non‑cash items of payment or proceeds of any Account;
9.4.5. take control in any manner of any rejected, returned, stopped in transit or repossessed goods relating to any Account;
9.4.6. notify the United States Postal Service to change the address for delivery of mail addressed to Borrower to such address as Bank may designate;
9.4.7. have access to any lockbox or postal boxes into which Borrower's mail is deposited and receive, open and dispose of all mail addressed to Borrower (any sums received pursuant to the exercise of the rights provided in Subsections 9.4.1. through 9.4.5. above may, at Bank's option, be deposited in the cash collateral account provided for herein); and
9.4.8. enforce payment of and collect any Account, by legal proceedings or otherwise, and for such purpose Bank may:
(a) Demand payment of any Account or direct any Account debtor to make payment of an Account directly to Bank;
(b) Receive and collect all monies due or to become due to Borrower;
(c) Exercise all of Borrower's rights and remedies with respect to the collection of Account;
(d) Settle, adjust, compromise, extend, renew, discharge or release the Account;
(e) Sell or assign the Account on such terms, for such amount and at such times as Bank deems advisable;
(f) If not done immediately by Borrower following Bank's demand, prepare, file and sign Borrower's name or names on any proof of claim or similar document in any proceeding filed under federal, provincial or state bankruptcy, insolvency, reorganization or other similar law as to any account debtor;
(g) If not done immediately by Borrower following Bank's demand, prepare, file and sign Borrower's name or names on any notice of lien, claim of mechanic's lien, assignment or satisfaction of lien or mechanic's lien or similar document in connection with the Collateral;

(h) If not done immediately by Borrower following Bank's demand, endorse the name of one or more Borrower upon any Chattel Paper, documents, instruments, invoices, freight bills, bills of lading or similar documents or agreements relating to the accounts or goods pertaining thereto or upon any checks or other media of payment or evidences of a security interest that may come into Bank's possession;
(i) If not done immediately by Borrower following Bank's demand, sign the name of Borrower to verifications of Account and notices thereof sent by Account debtors to Borrower; or
(j) Take all other actions reasonably necessary or desirable to protect Borrower's or Bank's interest in the Account.
Borrower agrees that said attorneys shall not be liable for any acts of commission or omission, nor for any error of judgment or mistake of fact or law, except gross negligence or willful misconduct of the Bank.  This power, being coupled with an interest, is irrevocable.  Borrower agrees to assist the Bank in the collection and enforcement of its accounts and not to hinder, delay or impede the Bank in its collection or enforcement of said accounts.
Section 9.5. Set‑Off.  Without limiting the rights of Bank under applicable law, Bank has and may exercise a right of set‑off, a lien against and a security interest in all property of Borrower now or at any time in Bank's or any Affiliate of Bank's possession in any capacity whatsoever, including but not limited to any balance of any deposit, trust or agency account, or any other bank account with Bank or any Affiliate of Bank, as security for all Bank Indebtedness. At any time and from time to time following the occurrence and during the continuance of a Default or an Event of Default, Bank may without notice or demand, set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by Bank to or for the credit of Borrower against any or all of the Bank Indebtedness and the Borrower's obligations under the Credit Documents.
ARTICLE 10
 MISCELLANEOUS
Section 10.1. Indemnification and Release Provisions; Costs and Expenses.  Except to the extent of the gross negligence or willful misconduct on the part of the specific party indemnified hereunder, Borrower hereby indemnifies and agrees to protect, defend and hold harmless Bank and its directors, officers, officials, agents, employees and counsel and their respective heirs, administrators, executors, successors and assigns, from and against, any and all losses, liabilities (including without limitation settlement costs and amounts, transfer taxes, documentary taxes, or assessments or charges made by any governmental authority), claims, damages, interest, judgments, costs, or expenses, including without limitation reasonable fees and disbursements of counsel, incurred by any of them arising out of or in connection with or by reason of this Agreement, the RLOC, the Term Loan Facility, or any other Credit Document, including without limitation, any and all losses, liabilities, claims, damages, interests, judgments, costs or expenses relating to or arising under any Environmental Control Statute or the application of any such Environmental Control Statute to Borrower's properties or assets.  Borrower hereby releases Bank and its respective directors, officers, agents, employees and counsel from any and all claims for loss, damages, costs or expenses caused or alleged to be caused by any act or omission on the part of any of them, except to the extent caused by the gross negligence or willful misconduct of any party to be released hereunder.  All obligations provided for in this Section 10.1 shall survive any termination of this Agreement, the RLOC, or the Term Loan Facility  and the repayment of the RLOC and the Term Loan Facility.

Section 10.2. Certain Fees, Costs, Expenses and Expenditures.  Borrower agrees to pay on demand, all Bank Expenses, including without limitation:
10.2.1. reasonable and documented out-of-pocket costs and expenses to third parties in connection with the preparation, review, negotiation, execution and delivery of the Credit Documents, and the other documents to be delivered in connection therewith, or any amendments, extensions and increases to any of the foregoing (including, without limitation, reasonable and documented out-of-pocket attorney's fees and expenses, and the cost of appraisals and following an Event of Default, reappraisals of Collateral), and following an Event of Default, the cost of periodic lien searches and tax clearance certificates, as Bank reasonably deems advisable;
10.2.2. all losses, costs and expenses in connection with the enforcement, protection and preservation of the Bank's rights or remedies under the Credit Documents, or any other agreement relating to any Bank Indebtedness, or in connection with legal advice relating to the rights or responsibilities of Bank (including without limitation court costs, reasonable attorneys' fees and reasonable expenses of accountants and appraisers); and
10.2.3. any and all stamp and other taxes payable or determined to be payable in connection with the execution and delivery of the Credit Documents, plus any penalty as the result of delay in paying or omission to pay such taxes.
In the event Borrower shall fail to pay taxes, insurance, assessments, costs or expenses which it is required to pay hereunder, or fails to keep the Collateral free from security interests or liens (except as expressly permitted herein), or fails to maintain or repair the Collateral as required hereby, or otherwise breaches any obligations under the Credit Documents, Bank in its discretion, may make expenditures for such purposes and the amount so expended (including reasonable attorney's fees and expenses, filing fees and other charges) shall be payable by Borrower on demand and shall constitute part of the Bank Indebtedness.
With respect to any amount required to be paid by Borrower under this Section 10.2, in the event Borrower fails to pay such amount within five (5) days of demand, Borrower shall also pay to Bank interest thereon at the Default Rate.  Borrower's obligations under this Section 10.2 shall survive termination of this Agreement.
Section 10.3. Participations and Assignments.  Borrower hereby acknowledges and agrees that:
10.3.1. the Bank may at any time grant participations in all or any portion of the RLOC, the Term Loan Facility, or the Note or of its right, title and interest therein or in or to this Agreement to any other lending office or to any other bank, lending institution or other entity;

10.3.2. the Bank may at any time assign all or any portion of its rights under the RLOC or the Term Loan Facility; provided, however, so long as no Default or Event of Default exists, such assignment shall be subject to the prior written consent of Borrower not to be unreasonably withheld, conditioned or delayed;
10.3.3. the Bank may at any time pledge or assign its interest in the RLOC, the Term Loan Facility, the Note or any participation interest, including collateral therefor, to any Federal Reserve Bank in accordance with applicable law; and
10.3.4. the Borrower shall not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of Bank.
Section 10.4. Binding and Governing Law.  This Agreement and all documents executed hereunder shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns and shall be governed as to their validity, interpretation and effect by the laws of the State of Delaware.
Section 10.5. Survival.  All agreements, representations, warranties and covenants of Borrower contained herein or in any documentation required hereunder shall survive the execution of this Agreement and the making of the RLOC and the Term Loan Facility hereunder and except for Section 10.1 hereof, which provides otherwise, will continue in full force and effect as long as any indebtedness or other obligation of Borrower to the Bank remains outstanding.
Section 10.6. No Waiver; Delay.  If the Bank shall waive any power, right or remedy arising hereunder or under any applicable law, such waiver shall not be deemed to be a waiver or the later occurrence or recurrence of any of said events.  No delay by the Bank in the exercise of any power, right or remedy shall, under any circumstances, constitute or be deemed to be a waiver, express or implied, of the same and no course of dealing between the parties hereto shall constitute a waiver of the Bank's powers, rights or remedies.  The remedies herein provided are cumulative and not exclusive of any remedies provided by law.
Section 10.7. Modification; Waiver.  Except as otherwise provided in this Agreement, no modification or amendment hereof, or waiver or consent hereunder, shall be effective unless made in a writing signed by appropriate officers of the parties hereto.  Whenever any consent, approval or waiver is requested hereunder, the determination to grant such request shall be in the Bank's sole discretion (unless otherwise indicated).
Section 10.8. Headings.  The various headings in this Agreement are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement or any provision hereof.
Section 10.9. Notices.  Any notice, request, consent or other communication made, given or required hereunder or in connection herewith shall be deemed satisfactorily given if in writing (including facsimile transmissions) and delivered by hand, mail (registered or certified mail) or overnight courier to the parties at their respective addresses or facsimile number set forth below or such other addresses or facsimile numbers as may be given by any party to the others in writing:

To Borrower:
GSE Systems, Inc. GSE Performance Solutions, Inc. 1332 Londontown Boulevard, Suite 200 Sykesville, MD 21784 Contact Person: Emmett Pepe Telephone: 410.970.7870 Email: emmett.pepe@gses.com
With a copies to:
GSE Systems, Inc. 1332 Londontown Boulevard, Suite 200 Sykesville, MD 21784 Contact Person: Dan Pugh, Esquire Telephone: 410.970.7806 Email: dan.pugh@gses.com
Miles & Stockbridge P.C. 1500 K Street, NW, Suite 800 Washington, DC 20005-1209 Contact Person: Abbey Mansfield Ruby, Esquire Telephone: 202.465.8389 E-mail: aruby@milesstockbridge.com
To Bank:
Citizens Bank, National Association
 Commercial Banking
919 N. Market Street, Suite 800
Wilmington, DE  19801
Contact Person:  Edward S. Winslow
Telephone:  302.425.7364
Email:  Edward.S.Winslow@CitizensBank.com

With a copy to:
Pepper Hamilton LLP 1313 Market Street, Suite 5100 Wilmington, DE 19801 Contact Person: Christopher J. Lamb, Esquire Telephone: 302.777.6548 Fax: 302.397.2713 Email: lambc@pepperlaw.com

Section 10.10. Payment on Non-Business Days.  Whenever any payment to be made hereunder shall be stated to be due on a day other than a Business Day, such payment may be made on the next succeeding Business Day, provided, however that such extension of time shall be included in the computation of interest due in conjunction with such payment or other fees due hereunder, as the case may be.

Section 10.11. Time of Day.  Except as expressly provided otherwise herein, all time of day restrictions imposed herein shall be calculated using the local time in Wilmington, Delaware.
Section 10.12. Severability.  If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.
Section 10.13. Counterparts.  This Agreement may be executed in any number of counterparts with the same effect as if all the signatures on such counterparts appeared on one document, and each such counterpart shall be deemed to be an original.
Section 10.14. Consent to Jurisdiction and Service of Process.  Borrower hereby consents to the exclusive jurisdiction of any state or federal court located in the State of Delaware, and irrevocably agrees that, subject to the Bank's election, all actions or proceedings relating to the Credit Documents or the transactions contemplated hereunder shall be litigated in such courts, and Borrower waives any objection which it may have based on lack of personal jurisdiction, improper venue or forum non conveniens to the conduct of any proceeding in any such court.  Nothing contained in this Section 10.14 shall affect the right of Bank to serve legal process in any other manner permitted by law or affect the right of Bank to bring any action or proceeding against Borrower or its property in the courts of any other jurisdiction.
Section 10.15. WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVES ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE NOTE OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF BANK.  THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE BANK ENTERING INTO THIS AGREEMENT.
Section 10.16. ADDITIONAL WAIVERS; LIMITATIONS.
10.16.1. IN CONNECTION WITH ANY PROCEEDINGS UNDER THE CREDIT DOCUMENTS, INCLUDING WITHOUT LIMITATION ANY ACTION BY BANK IN REPLEVIN, FORECLOSURE OR OTHER COURT PROCESS OR IN CONNECTION WITH ANY OTHER ACTION RELATED TO THE CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREUNDER, BORROWER WAIVES:
(a) ALL PROCEDURAL ERRORS, DEFECTS AND IMPERFECTIONS IN SUCH PROCEEDINGS;

(b) ALL BENEFITS UNDER ANY PRESENT OR FUTURE LAWS EXEMPTING ANY PROPERTY, REAL OR PERSONAL, OR ANY PART OF ANY PROCEEDS THEREOF FROM ATTACHMENT, LEVY OR SALE UNDER EXECUTION, OR PROVIDING FOR ANY STAY OF EXECUTION TO BE ISSUED ON ANY JUDGMENT RECOVERED UNDER ANY OF THE CREDIT DOCUMENTS OR IN ANY REPLEVIN OR FORECLOSURE PROCEEDING, OR OTHERWISE PROVIDING FOR ANY VALUATION, APPRAISAL OR EXEMPTION;
(c) ALL RIGHTS TO INQUISITION ON ANY REAL ESTATE, WHICH REAL ESTATE MAY BE LEVIED UPON PURSUANT TO A JUDGMENT OBTAINED UNDER ANY OF THE CREDIT DOCUMENTS AND SOLD UPON ANY WRIT OF EXECUTION ISSUED THEREON IN WHOLE OR IN PART, IN ANY ORDER DESIRED BY BANK;
(d) PRESENTMENT FOR PAYMENT, DEMAND, NOTICE OF DEMAND, NOTICE OF NON‑PAYMENT, PROTEST AND NOTICE OF PROTEST OF ANY OF THE CREDIT DOCUMENTS, INCLUDING THE NOTE;
(e) ANY DEMAND FOR POSSESSION OF COLLATERAL PRIOR TO COMMENCEMENT OF ANY SUIT; AND
(f) ALL RIGHTS TO CLAIM OR RECOVER REASONABLE ATTORNEY'S FEES AND COSTS IN THE EVENT THAT BORROWER IS SUCCESSFUL IN ANY ACTION TO REMOVE OR SUSPEND A JUDGMENT ENTERED BY CONFESSION.
10.16.2. FORBEARANCE.  BANK MAY RELEASE, COMPROMISE, FORBEAR WITH RESPECT TO, WAIVE, SUSPEND, EXTEND OR RENEW ANY OF THE TERMS OF THE CREDIT DOCUMENTS, WITHOUT NOTICE TO BORROWER.
10.16.3. LIMITATION ON LIABILITY.  BORROWER SHALL BE RESPONSIBLE FOR AND BANK IS HEREBY RELEASED FROM ANY CLAIM OR LIABILITY IN CONNECTION WITH:
(a) SAFEKEEPING ANY COLLATERAL (EXCEPT FOR COLLATERAL IN BANK'S POSSESSION);
(b) ANY LOSS OR DAMAGE TO ANY COLLATERAL (EXCEPT FOR COLLATERAL IN BANK'S POSSESSION);
(c) ANY DIMINUTION IN VALUE OF THE COLLATERAL; OR
(d) ANY ACT OR DEFAULT OF ANOTHER PERSON.
BANK SHALL ONLY BE LIABLE FOR ANY ACT OR OMISSION ON ITS PART CONSTITUTING GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.  IN THE EVENT BORROWER BRINGS SUIT AGAINST BANK IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREUNDER AND BANK IS FOUND NOT TO BE LIABLE, BORROWER WILL INDEMNIFY AND HOLD BANK HARMLESS FROM ALL COSTS AND EXPENSES, INCLUDING REASONABLE ATTORNEY FEES AND COSTS, INCURRED BY BANK IN CONNECTION WITH SUCH SUIT. THIS AGREEMENT IS NOT INTENDED TO OBLIGATE BANK TO TAKE ANY ACTION WITH RESPECT TO THE COLLATERAL OR TO INCUR EXPENSES OR PERFORM ANY OBLIGATION OR DUTY OF BORROWER.

Section 10.17. Credit Support Document.  This Agreement is intended to act (a) as a Credit Support Document (as such term is defined in any Master Agreement entered into by the Borrower in connection with the RLOC or the Term Loan Facility), with respect to the Borrower and is hereby made a part of such the "Schedule" (as such term is defined in any Master Agreement entered into by the Borrower in connection the RLOC or the Term Loan Facility) of any Master Agreement entered into by the Borrower in connection with the RLOC or the Term Loan Facility, which Master Agreement shall include the Schedules thereto and all "Confirmations" (as such term is defined in the Master Agreement) exchanged between the parties confirming transactions thereunder, and (b) as a "transfer" under a swap agreement made by or to a swap participant, in connection with a swap agreement, within the meaning of Section 546(g) of the Federal Bankruptcy Code, as amended and modified from time to time.
Section 10.18. Keepwell.  Provided that a Borrower continues to be a Qualified ECP Obligor, such Borrower hereby unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Borrower to honor all of its obligations with respect to the Swap Obligations; provided, however, that such Borrower shall only be liable under this Section 10.18  for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 10.18 or otherwise under this Agreement, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amounts.  The obligations of such Borrower under this Section 10.18 shall remain in full force and effect until all amounts payable under this Agreement have been paid in cash and performed in full, and all commitments to extend credit under the Credit Documents shall have terminated.  Such Borrower intends that this Section 10.18 constitute, and this Section 10.18 shall be deemed to constitute, a "keepwell, support, or other agreement" for the benefit of each such other Borrower for all purposes of Section la(l8)(A)(v)(II) of the Commodity Exchange Act.
Section 10.19. ACKNOWLEDGMENTS.  BORROWER ACKNOWLEDGES THAT IT HAS HAD THE ASSISTANCE OF COUNSEL IN THE REVIEW AND EXECUTION OF THIS AGREEMENT AND, SPECIFICALLY, SECTION 10.16 HEREOF, AND FURTHER ACKNOWLEDGES THAT THE MEANING AND EFFECT OF THE FOREGOING WAIVER OF JURY TRIAL AND ADDITIONAL WAIVERS HAVE BEEN FULLY EXPLAINED TO BORROWER BY SUCH COUNSEL.
Section 10.20. U.S. Patriot Act/OFAC Notice.  To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each Person who establishes a formal relationship with such institution.  Therefore, when Borrower enters into this business relationship with Bank, Bank will ask Borrower or its officers or owners their name, address, date of birth (for individuals) and other pertinent information that will allow Bank to identify Borrower.  Bank may also ask to see Borrower's organizational documents or other identifying information.

Section 10.21. Amendment and Restatement.  This Agreement amends and restates the Original Credit Agreement in its entirety, and all of the obligations outstanding under the Original Credit Agreement shall continue in full force and effect, as amended and restated by this Agreement, and be governed by the terms and conditions set forth in this Agreement.  However, without duplication, this Agreement is not intended to and shall not constitute a novation and shall in no way extinguish, cancel or impair the lien priority or effect of any security agreement or pledge agreement with respect to Borrower's obligations under the Original Loan Agreement or hereunder and under any other document relating thereto or hereto.
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53

IN WITNESS WHEREOF, the undersigned, by their duly authorized officers, have executed and delivered this Amended and Restated Credit and Security Agreement under seal the day and year first above written.

BORROWER:
WITNESS: /s/ Pamela G. Schlachter	GSE SYSTEMS, INC. By: /s/ Emmett Pepe (SEAL) Emmett Pepe Chief Financial Officer

/s/ Pamela G. Schlachter	GSE PERFORMANCE SOLUTIONS, INC. By: /s/ Emmett Pepe (SEAL) Emmett Pepe Treasurer

BANK:
/s/	CITIZENS BANK, NATIONAL ASSOCIATION By: /s/ Edward S. Winslow (SEAL) Edward S. Winslow Senior Vice President

EXHIBIT A

NOTICE OF BORROWING
[date]

Citizens Bank, National Association
919 N. Market Street, 8th Floor
Wilmington, Delaware 19801
Attention:  Edward S. Winslow, Senior Vice President
 Facsimile: (302) 425.7336

RE:	GSE Systems
Reference is made to that certain Amended and Restated Credit and Security Agreement dated as of May 11, 2018 (as amended, restated, supplemented or otherwise modified from time to time, the "Credit Agreement"), by and among (a) GSE SYSTEMS, INC., a Delaware corporation, and (b) GSE PERFORMANCE SOLUTIONS, INC., a Delaware corporation (jointly and severally, the "Borrower"), and CITIZENS BANK, NATIONAL ASSOCIATION (the "Bank").  Capitalized terms used and not defined elsewhere in this letter have the meanings assigned to them in the Credit Agreement.
Pursuant to Section 2.4.1 of the Credit Agreement, the Borrower Representative  hereby (i) gives you irrevocable notice that the Borrower hereby requests [an Advance under the RLOC in the principal amount of $_____________][a Delayed Draw Term Loan under the Term Loan Facility in the principal amount of $_____________] to be disbursed on [date] (the "Borrowing Date"), and (ii) certifies that such [Advance][Delayed Draw Term Loan] will be in compliance with the requirements set forth in the Credit Agreement.  [The amortization period for the Delayed Draw Term Loan shall be _____ (__) years.]
The Borrower Representative, for itself and each other Borrower, hereby certifies that the following statements are true on the date hereof and shall be true on and as of the Borrowing Date both before and after giving affect thereto and to the application of proceeds therefrom:
1. No Default or Event of Default has occurred and is continuing;
2. As of the Borrowing Date, the Borrower has been, and will be, on a pro forma basis (assuming the Indebtedness outstanding on the applicable Borrowing Date after giving effect to the [Advance][Delayed Draw Term Loan] on the Borrowing Date and the application of the proceeds of such [Advance] [Delayed Draw Term Loan]), in compliance with each of the covenants set forth in Article 7 of the Credit Agreement;

A-1

3. To Borrower's knowledge, repayment of the RLOC and the Term Loan Facility has not been accelerated in accordance with Section 9.2 of the Credit Agreement;
4. The representations and warranties of the Borrower contained in Article IV of the Credit Agreement are true and correct in all material respects on and as of the date of the Credit Agreement and will be true and correct in all material respects on and as of any such date after the date of the Credit Agreement with the same effect as though made on and as of the date of each Advance or Delayed Draw Term Loan; and
5. Since the date of the last financial statements of the Borrower delivered to the Bank, there has been no Material Adverse Effect.
The Borrower irrevocably authorizes the Bank to disburse the proceeds of the requested Advance or Delayed Draw Term Loan to [the Borrower's account with the Bank, for credit to the Borrower] [______], via Federal funds wire transfer no later than 4:00 p.m.

BORROWER:
GSE SYSTEMS, INC. By:___________________________(SEAL) Name: Title:

A-2

EXHIBIT B

Closing Checklist

See attached.
B-1

EXHIBIT C

PRICING ADDENDUM
 (LIBOR)
1. Definitions.

a. "Adjusted LIBOR Rate" means, relative to any LIBOR Rate Loan to be made, continued or maintained as, or converted into, a LIBOR Rate Loan for any LIBOR Interest Period, a rate per annum determined by dividing (x) the LIBOR Rate for such LIBOR Interest Period by (y) a percentage equal to one hundred percent (100%) minus the LIBOR Reserve Percentage.
b. "Applicable Margin" means  with respect to any Loans the applicable percentage set forth below under the "Margin" column, based upon the later of (y) the Leverage Ratio as of the most recently ended fiscal quarter of Borrower or (z) the pro-forma Leverage Ratio as of the date of the funding of a Delayed Draw Term Loan:
Leverage Ratio	Margin
Category l Greater than or equal to 2.5 to 1.0.	2.75%
Category 2 Less than 2.5 to 1.0, but greater than or equal to 1.75 to 1.0.	2.5%
Category 3 Less than 1.75 to 1.0, but greater than or equal to 1.0 to 1.0.	2.25%
Category 4 Less than 1.0 to 1.0.	2%

c. "Business Day" means:
(1)	any day which is neither a Saturday or Sunday nor a legal holiday on which commercial banks are authorized or required to be closed in Wilmington, Delaware;
(2)
when such term is used to describe a day on which a borrowing, payment, prepaying, or repaying is to be made in respect of any LIBOR Rate Loan, any day which is: (i) neither a Saturday or Sunday nor a legal holiday on which commercial banks are authorized or required to be closed in New York City; and (ii) a London Banking Day; and

(3)	when such term is used to describe a day on which an interest rate determination is to be made in respect of any LIBOR Rate Loan, any day which is a London Banking Day.
d. "Interest Payment Date" means, relative to any LIBOR Rate Loan having an LIBOR Interest Period of one month or less, the last Business Day of such LIBOR Interest Period, and as to any LIBOR Rate Loan having an LIBOR Interest Period longer than one month, each Business Day which is one month, or a whole multiple thereof, after the first day of such LIBOR Interest Period and the last day of such LIBOR Interest Period.

e.  "LIBOR Interest Period" means, relative to any LIBOR Rate Loan:
(1)
initially, the period beginning on (and including) the date on which such LIBOR Rate Loan is made or continued as, or converted into, a LIBOR Rate Loan pursuant to the Agreement and ending on (but excluding) the day which numerically corresponds to such date one month thereafter (or, if such month has no numerically corresponding day, on the last Business Day of such month), in each case as the Borrower may select in its notice pursuant to the Agreement; and

(2)
thereafter, each period commencing on the last day of the next preceding LIBOR Interest Period applicable to such LIBOR Rate Loan and ending one month thereafter, as selected by the Borrower by irrevocable notice to the Bank pursuant to the Agreement;

provided, however, that
(i)	at no time may there be more than five (5) LIBOR Interest Periods in effect with respect to the LIBOR Rate Loans;
(ii)	LIBOR Interest Periods commencing on the same date for LIBOR Rate Loans comprising part of the same advance under this agreement shall be of the same duration;
(iii)
if such LIBOR Interest Period would otherwise end on a day which is not a Business Day, such LIBOR Interest Period shall end on the next following Business Day unless such day falls in the next calendar month, in which case such LIBOR Interest Period shall end on the first preceding Business Day; and

(iv)	no LIBOR Interest Period may end later than the Termination Date.
f. "LIBOR Rate" means, relative to any LIBOR Interest Period, the offered rate for deposits of U.S. Dollars for a term coextensive with the designated LIBOR Interest Period which the ICE Benchmark Administration (or any successor administrator of LIBOR rates) fixes as its LIBOR rate as of 11:00 a.m. London time on the day which is two London Banking Days prior to the beginning of such LIBOR Interest Period.  If such day is not a London Banking Day, the LIBOR Rate shall be determined on the next preceding day which is a London Banking Day.  If the LIBOR Rate, determined as provided above, would be less than zero, then the LIBOR Rate shall be deemed to be zero.  If for any reason the Bank cannot determine such offered rate fixed by the then current administrator of LIBOR rates, the Bank may, in its sole but reasonable discretion, use an alternative method to select a rate calculated by the Bank to reflect its cost of funds.
g. "LIBOR Rate Loan" means any loan or advance the rate of interest applicable to which is based upon the LIBOR Rate.

h.  "LIBOR Reserve Percentage" means, relative to any day of any LIBOR Interest Period, the maximum aggregate (without duplication) of the rates (expressed as a decimal fraction) of reserve requirements (including all basic, emergency, supplemental, marginal and other reserves and taking into account any transitional adjustments or other scheduled changes in reserve requirements) under any regulations of the Board of Governors of the Federal Reserve System (the "Board") or other governmental authority having jurisdiction with respect thereto as issued from time to time and then applicable to assets or liabilities consisting of "Eurocurrency Liabilities", as currently defined in Regulation D of the Board, having a term approximately equal or comparable to such LIBOR Interest Period.
i. "London Banking Day" means a day on which dealings in US Dollars deposits are transacted in the London interbank market.
j. "Prime Rate" means a rate per annum equal to the rate of interest announced by Bank from time to time as its "Prime Rate."  Any change in the Prime Rate shall be effective immediately from and after such change in the Prime Rate. Interest accruing by reference to the Prime Rate shall be calculated on the basis of actual days elapsed and a 360-day year.  The Borrower acknowledges that the Bank may make loans to its customers above, at or below the Prime Rate.
k. "Prime Rate Loan" means any loan for the periods when the rate of interest applicable to such Loan is calculated by reference to the Prime Rate.
2. Borrowing Procedure.  Advances and Delayed Draw Term Loans shall be made in accordance with the terms of the Agreement.
3. Repayment, Prepayments, Interest and Conversions.
a. Repayments Continuations.  LIBOR Rate Loans shall mature and become payable in full on the last day of the LIBOR Interest Period relating to such LIBOR Rate Loan.  Upon maturity, a LIBOR Rate Loan may be continued for an additional LIBOR Interest Period or, as provided herein, as a Prime Rate Loan.
b. Interest Provisions.  Interest on the outstanding principal amount of each loan, when classified as a: (i) LIBOR Rate Loan, shall accrue during each LIBOR Interest Period at a rate per annum equal to the sum of the Adjusted LIBOR Rate for such LIBOR Interest Period plus the Applicable Margin, and be due and payable on each Interest Payment Date and on the Termination Date, and (ii) Prime Rate Loan, shall accrue at a rate per annum equal to the Prime Rate, and be due and payable on each Interest Payment Date and on the Termination Date.
c. Voluntary Prepayment of LIBOR Rate Loans.  LIBOR Rate Loans may be prepaid upon the terms and conditions set forth herein.  For LIBOR Rate Loans in connection with which the Borrower has or may incur obligations under Hedging Contracts, additional obligations may be associated with prepayment, in accordance with the terms and conditions of the applicable Hedging Contracts.  The Borrower shall give the Bank, no later than 10:00 a.m., Wilmington, Delaware time, at least four (4) Business Days' notice of any proposed prepayment of any LIBOR Rate Loans, specifying the proposed date of payment of such LIBOR Rate Loans, and the principal amount to be paid.  Each partial prepayment of the principal amount of LIBOR Rate Loans shall be in an integral multiple of $10,000 and accompanied by the payment of all charges outstanding on such LIBOR Rate Loans (including the LIBOR Breakage Fee) and of all accrued interest on the principal repaid to the date of payment.

d. LIBOR Breakage Fees.  Upon: (i) any default by Borrower in making any borrowing of, conversion into or continuation of any LIBOR Rate Loan following Borrower's delivery of a borrowing request or conversion notice hereunder or (ii) any prepayment of a LIBOR Rate Loan on any day that is not the last day of the relevant LIBOR Interest Period (regardless of the source of such prepayment and whether voluntary, by acceleration or otherwise), the Borrower shall pay an amount ("LIBOR Breakage Fee"), as calculated by the Bank, equal to the amount of any losses, expenses and liabilities (including without limitation any loss of margin and anticipated profits) that Bank may sustain as a result of such default or payment.  The Borrower understands, agrees and acknowledges that: (i) the Bank does not have any obligation to purchase, sell and/or match funds in connection with the use of the LIBOR Rate as a basis for calculating the rate of interest on a LIBOR Rate Loan, (ii) the LIBOR Rate may be used merely as a reference in determining such rate, and (iii) the Borrower has accepted the LIBOR Rate as a reasonable and fair basis for calculating the LIBOR Breakage Fee and other funding losses incurred by the Bank.  Borrower further agrees to pay the LIBOR Breakage Fee and other funding losses, if any, whether or not the Bank elects to purchase, sell and/or match funds.
4. Miscellaneous LIBOR Rate Loan Terms
a. LIBOR Rate Lending Unlawful.  If the Bank shall determine (which determination shall, upon notice thereof to the Borrower be conclusive and binding on the Borrower) that the introduction of or any change in or in the interpretation of any law, rule, regulation or guideline, (whether or not having the force of law) makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for the Bank to make, continue or maintain any LIBOR Rate Loan as, or to convert any loan into, a LIBOR Rate Loan of a certain duration, the obligations of the Bank to make, continue, maintain or convert into any such LIBOR Rate Loan shall, upon such determination, forthwith be suspended until the Bank shall notify the Borrower that the circumstances causing such suspension no longer exist, and all LIBOR Rate Loans of such type shall automatically convert into Prime Rate Loans at the end of the then current LIBOR Interest Periods with respect thereto or sooner, if required by such law or assertion.
b. Unavailability of LIBOR Rate.  In the event that Borrower shall have requested a LIBOR Rate Loan in accordance with the Note and the Agreement and the Bank, in its sole discretion, shall have determined that U.S. Dollar deposits in the relevant amount and for the relevant LIBOR Interest Period are not available to the Bank in the London interbank market; or by reason of circumstances affecting the Bank in the London interbank market, adequate and reasonable means do not exist for ascertaining the LIBOR Rate applicable to the relevant LIBOR Interest Period; or the LIBOR Rate no longer adequately and fairly reflects the Bank's cost of funding loans; upon notice from the Bank to the Borrower, the obligations of the Bank under the Agreement to make or continue any loans as, or to convert any loans into, LIBOR Rate Loans of such duration shall forthwith be suspended until the Bank shall notify the Borrower that the circumstances causing such suspension no longer exist.

c. Increased Costs.  If, on or after the date hereof, the adoption of any applicable law, rule or regulation or guideline (whether or not having the force of law), or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Bank with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency: (a) shall impose, modify or deem applicable any reserve, special deposit or similar requirement (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System of the United States) against assets of, deposits with or for the account of, or credit extended by, the Bank or shall impose on the Bank or on the London interbank market any other condition affecting its LIBOR Rate Loans or its obligation to make LIBOR Rate Loans; or (b) shall impose on the Bank any other condition affecting its LIBOR Rate Loans or its obligation to make LIBOR Rate Loans, and the result of any of the foregoing is to increase the cost to the Bank of making or maintaining any LIBOR Rate Loan, or to reduce the amount of any sum received or receivable by the Bank under this agreement with respect thereto, by an amount deemed by the Bank to be material, then, within 15 days after demand by the Bank, the Borrower shall pay to the Bank such additional amount or amounts as will compensate the Bank for such increased cost or reduction.
d. Increased Capital Costs.  If any change in, or the introduction, adoption, effectiveness, interpretation, reinterpretation or phase-in of, any law or regulation, directive, guideline, decision or request (whether or not having the force of law) of any court, central bank, regulator or other governmental authority affects or would affect the amount of capital required or expected to be maintained by the Bank, or person controlling the Bank, and the Bank determines (in its sole and absolute discretion) that the rate of return on its or such controlling person's capital as a consequence of its commitments or the loans made by the Bank is reduced to a level below that which the Bank or such controlling person could have achieved but for the occurrence of any such circumstance, then, in any such case upon notice from time to time by the Bank to the Borrower, the Borrower shall immediately pay directly to the Bank additional amounts sufficient to compensate the Bank or such controlling person for such reduction in rate of return.  A statement of the Bank as to any such additional amount or amounts (including calculations thereof in reasonable detail) shall, in the absence of manifest error, be conclusive and binding on the Borrower.  In determining such amount, the Bank may use any method of averaging and attribution that it (in its sole and absolute discretion) shall deem applicable.
e. Taxes.  All payments by the Borrower of principal of, and interest on, LIBOR Rate Loans and all other amounts payable hereunder shall be made free and clear of and without deduction for any present or future income, excise, stamp or franchise taxes and other taxes, fees, duties, withholdings or other charges of any nature whatsoever imposed by any taxing authority, but excluding franchise taxes and taxes imposed on or measured by the Bank's net income or receipts (such non-excluded items being called "Taxes").  In the event that any withholding or deduction from any payment to be made by the Borrower hereunder is required in respect of any Taxes pursuant to any applicable law, rule or regulation, then the Borrower will:
(1)	pay directly to the relevant authority the full amount required to be so withheld or deducted;

(2)	promptly forward to the Bank an official receipt or other documentation satisfactory to the Bank evidencing such payment to such authority; and
(3)
pay to the Bank such additional amount or amounts as is necessary to ensure that the net amount actually received by the Bank will equal the full amount the Bank would have received had no such withholding or deduction been required.

Moreover, if any Taxes are directly asserted against the Bank with respect to any payment received by the Bank hereunder, the Bank may pay such Taxes and the Borrower will promptly pay such additional amount (including any penalties, interest or expenses) as is necessary in order that the net amount received by the Bank after the payment of such Taxes (including any Taxes on such additional amount) shall equal the amount the Bank would have received had not such Taxes been asserted.
If the Borrower fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to the Bank the required receipts or other required documentary evidence, the Borrower shall indemnify the Bank for any incremental Taxes, interest or penalties that may become payable by the Bank as a result of any such failure.

SCHEDULE 6.3

Indebtedness

BB&T Letter of Credit
Schedule 6.3-1

SCHEDULE 6.4

Investments

Owner	Type of Interest	Issuer	Amount
GSE Systems, Inc.	Shares	GSE Power Systems AB	1,950 shares
GSE Systems, Inc.	Shares	GSE Systems Limited	1,009,999 shares
GSE Systems, Inc.	Ownership Interest	Envision Systems (India) Pvt. Ltd.	0.16%
GSE Performance Solutions, Inc.	Ownership Interest	Envision Systems (India) Pvt. Ltd.	99.68%
GSE Systems, Inc.	Ownership Interest	GSE Process Solutions, Inc.	100%
GSE Systems, Inc.	Ownership Interest	GSE Services Company L.L.C.	100%
GSE Systems, Inc.	Ownership Interest	GES Engineering Systems (Beijing) Co. Ltd.	100%
GSE Systems, Inc.	Ownership Interest	GSE Performance Solutions, Inc.	100%
GSE Systems, Inc.	Common Stock	MSHI, Inc.	1,000 Shares
GSE Systems, Inc.	Ownership Interest	General Simulation Engineering RUS, LLC	50%
GSE Performance Solutions, Inc.	Ownership Interest	Hyperspring, LLC	100%
GSE Performance Solutions, Inc.	Ownership Interest	IntelliQlik, LLC	50%
GSE Performance Solutions, Inc.	Ownership Interest	Absolute Consulting, Inc.	100%
GSE Performance Solutions, Inc.	Ownership Interest	True North Consulting LLC	100%
Schedule 6.4-1

SCHEDULE 6.5

Guaranties

None.

Schedule 6.5-1

SCHEDULE 6.9

LIENS

Cash collateral held by BB&T Bank to secure the letter of credit listed on Schedule 6.3.

Schedule 6.9-1

SCHEDULE 8.1

Compliance Certificate

(INSERT DATE)

Edward S. Winslow, Senior Vice President
Citizens Bank, National Association
919 N. Market Street, Suite 800
Wilmington, DE 19801

Dear Mr. Winslow:

The undersigned does hereby certify on behalf of (a) GSE SYSTEMS, INC. and (b) GSE PERFORMANCE SOLUTIONS, INC. (jointly and severally, the "Borrower") as of the quarter/year ended __________ (the "Report Date"), as follows:
1.)
Fixed Charge Coverage Ratio.  The Fixed Charge Coverage Ratio (as defined in the Amended and Restated Credit and Security Agreement dated as of May 11, 2018 between Borrower and Citizens Bank, National Association (as amended from time to time, the "Credit Agreement")) is [___] to 1.0, which is in compliance with the required minimum Fixed Charge Coverage Ratio of [___] to 1.0 for the Report Date.

2.)	Leverage Ratio. The Leverage Ratio (as defined in the Credit Agreement) is [___] to 1.0, which is in compliance with the required maximum Leverage Ratio of [___] to 1.0 for the Report Date
3.)
The representations and warranties of the Borrower contained in the Credit Agreement and in the other Credit Documents (as defined in the Credit Agreement) are true in all material respect on and as of this date with the same effect as though such representations and warranties have been made on and as of the date hereof.

4.)	No Default or an Event of Default has occurred and is continuing as of the date hereof (as each term is defined in the Credit Agreement).
Schedule 8.1-1

IN WITNESS WHEREOF, the undersigned has executed this Compliance Certificate on this _____ day of ______________, 20_____.
BORROWER:
GSE SYSTEMS, INC. By: ___________________________________(SEAL) Name: Title:

GSE PERFORMANCE SOLUTIONS, INC. By: ___________________________________(SEAL) Name: Title:

Schedule 8.1.2